 PART II
INFORMATION TO BE INCLUDED IN REPORT

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended:
December 31, 2020

Greenfield Groves Inc.
(Exact name of issuer as specified in its charter)

Nevada
(Jurisdiction of incorporation or organization)

83-3630176
(I.R.S. Employer Identification Number)

 18575 Jamboree Road #6
Irvine, CA 92612
(Address of principal executive offices)

(541) 581-0470
(Telephone number, including area code)

 Common Stock, par value $0.00001 per share
(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, taking into account the information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes, and our actual results and performance could differ materially from those set forth in any forward-looking statements. The cautionary statements set forth in this Annual Report on Form 1-K identify important factors which you should consider in evaluating our forward-looking statements. These factors include, without limitation:

●	Our ability to manage our agribusiness, research and development, expansion, growth and operating expenses;

●	Our ability to compete and succeed in a highly competitive and evolving industry;

●	The long-term success of our telehealth/telemedicine services and our branded consumer products will require significant capital resources and ongoing market adoption of our diverse consumer brands;

●
Our current reliance on certain third parties to conduct various aspects of our vertical business model, including our marketing and distribution operations, and to provide private label opportunities to support our telehealth business segment;

●	The results of testing and trial activities for our compounded formulations;

●	The regulatory environment and market acceptance of our diversely branded products and distribution methods;

●
The long-term success of our formulating, extracting, processing and farming operations will require significant capital resources and ongoing refinement to accomplish optimal cost metrics for improved end-product margins;

●	Our ability to protect our intellectual property and to develop, maintain and enhance our branded products;

●	Our ability to raise capital and the availability of future financing;

●	Our ability to continue as a going concern;

●	Our lack of operating history on which to judge our business prospects and management;

●
Regulatory risks and changes in applicable laws, regulations and guidelines, including, without limitation, those related to the hemp-derived CBD industry, and risks and possible consequences of law enforcement under federal and state laws related to the hemp-derived CBD industry; and

●
Unpredictable events, such as the COVID-19 outbreak, and associated business disruptions could seriously harm our revenues and financial condition, delay our operations, increase our costs and expenses, and impact our ability to raise capital.

You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report on Form 1-K, and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Item 1. Business

Overview

Greenfield Groves Inc. (the “Company” or “Greenfield Groves”) is a Nevada benefit corporation formed on February 19, 2019, headquartered in Irvine, California. The Company is an early stage company currently operating a forward-looking business model that is reimagining consumer-centric health and wellness from the ground up. The Company was formed to establish a vertically-integrated agribusiness, consumer products and telehealth service business aimed to improve consumer access to personalized health and wellness solutions through a variety of branded consumer products and telehealth/telemedicine services.

As a Nevada benefit corporation, the Company’s business is intended to create a material positive impact on society and the environment, taken as a whole, and to balance the interests of the Company’s stockholders, the interests of those materially affected by the Company’s conduct, and the Company’s public benefit purposes. As provided in our Amended and Restated Articles of Incorporation, the Company’s specific public benefit purposes are to (i) while remaining environmentally committed, improve the access to quality personal care and health care for women and those who rely on them, and (ii) promote economic opportunity for individuals and communities beyond the creation of jobs in the normal course of business. See “Benefit Corporation Status” below for additional information regarding the Company’s election to be treated as a benefit corporation under Nevada law.

Greenfield Groves is an early stage company that has only recently begun operations. The wholly-owned subsidiaries of Greenfield Groves are listed below. These subsidiaries were recently formed in 2020 and have not otherwise had any operations to date or generated any revenues.

Entity	Jurisdiction	Holding	Business
Greenfield Grows LLC	Nevada	100% owned	Agribusiness and wholesale distribution
Herban Goods LLC	Nevada	100% owned	Whole-house consumer packaged goods
Felicitails LLC	Nevada	100% owned	Pet-focused consumer packaged goods (entity formed for future growth/business development)
Feravana LLC	Nevada	100% owned	Luxury retail consumer packaged goods (entity formed for future growth/business development)
Danavi LLC	Nevada	100% owned	Consumer packaged goods for young millennial women (entity formed for future growth/business development)
Smiles for Miles LLC	Nevada	100% owned	Oral care consumer packaged goods (entity formed for future growth/business development)
Sensesativa LLC	Nevada	100% owned	Research and development company focused on the study of cannabinoids and the effects on endocannabinoids and their receptors (entity formed for future growth/business development)
Novus Innovo LLC	Nevada	100% owned	Technology and intellectual property development, holding and licensing

The Company’s business plan is to reshape the way consumers are educated and connected to practitioners capable of remotely personalizing wellness and healthcare products, services and solutions for consumers. Core offerings to be provided through the Company’s platform span general medical applications and traditionally prescribed medicines, mental health services, alternative and holistic services and products including organically grown botanicals, hemp-derived cannabinoids (cannabidiol (“CBD”), cannabigerol (“CBG”), and cannabinol (“CBN”)), and other botanical ingredients found in modern-day self-care and home-care product formulations.

Greenfield Groves is committed to being a clean, transparent, sustainable health and wellness company that at its core is a technology company. Our social promise as a benefit corporation is to remain environmentally committed while developing proprietary technologies, transparent consumer product formulations, and medical partnerships that will produce an easily accessible, diverse, safe product and service offering intended to advance self-care to the next level for the global wellness and local telehealth markets.

The Company plans to build upon a Practitioner-to-Consumer platform (the “P2C Platform”) focused on leveraging artificial intelligence to connect consumers with the best holistic, alternative, and traditional medicine practitioner products and solutions for their individual wellness needs.

Greenfield Groves is being developed into a vertically aligned, multifaceted business that creates a variety of health and wellness offerings through different applications of technology. The Company is working to establish a foothold in the flourishing global telehealth/telemedicine, wellness, botanicals, and hemp-derived cannabinoids markets.

The Company maintains significant industry ties and has either obtained or is in the process of obtaining various certifications, including the following:

•	Enterprise-Level Certification:
o
B Corporation – The Company’s status as a benefit corporation reflects a unique commitment to its business model, which brings together a coordinated focus to satisfy not just stockholder value, but includes and prioritizes the enterprise value to our other stakeholders and constituents (including customers, suppliers, employees, partners, the community, and the environment at large). Ultimately, as the Company successfully delivers on this commitment, stockholders will stand to gain a greater overall benefit. The Company is in the process of applying to be a Certified B Corporation (certification in progress).

•	Woman Founded and Led Certifications and Networks:
o
WBENC – WBENC is the largest certifier of women-owned businesses in the U.S. Its world-class certification is accepted by more than 1,000 corporations representing America’s most prestigious brands, in addition to many states, cities and other entities. WBENC is also an approved Third-Party Certifier for the United States Small Business Administration’s (“SBA”) Women-Owned Small Business (“WOSB”) Federal Contracting Program.

o
Female Founder Collective – The Female Founder Collective is a network of businesses led by women, supporting women. The mission is to enable and empower female owned and led businesses to positively impact communities, both socially and economically.

o
Dell Women’s Entrepreneur Network (“DWEN”) – Dell Women’s Entrepreneur Network was established in 2009 to empower women entrepreneurs to grow their business. DWEN helps a group of like-minded women share best practices, build business opportunities through collaboration, explore international expansion, and access new resources and technologies that support business growth.

•	Sustainability Driven Certifications:
o
Leaping Bunny – The Leaping Bunny Program is the gold-standard in cruelty-free certification for personal care and household goods companies and signifies no animal testing in cosmetic and household products.

o
Eco Friendly Certification – Eco-certification is where an independent agency (a governmental authority, non-governmental organization (“NGO”) or an industry consortium) tests or verifies that a certain sustainable practice has been followed in the production of a given good or service (certification in progress).

o
Forest Stewardship Council (“FSC”) – FSC certifies forests all over the world to ensure they meet the highest environmental and social standards. Products made with wood and paper from FSC forests provide consumer confidence that buying such products will not harm the world’s forests (certification in progress).

•	Industry Organization Certifications:
o
U.S. Hemp Authority – The U.S. Hemp Authority® Certification Program is an industry initiative to provide high standards, best practices, and self-regulation, giving consumers and retailers confidence in hemp and CBD products (certification in progress).

o
The Association for the Cannabinoid Industry – Industry association for hemp-derived CBD and Cannabinoid professionals that is committed to advancing the quality of the product and education of the industry (certification in progress).

Greenfield Groves has assembled a team of seasoned experts and dynamic entrepreneurs to pursue opportunities in each target market. The Greenfield Groves leadership team has decades of combined experience in branding, sales and marketing, farming, manufacturing, mechanical and software engineering, construction and supply chain development. Our diversified team researches and develops all of the products and services we offer or plan to offer, with the commitment of giving our customers a clean and transparent choice. We are and will remain committed to the highest standards in accountability, with the goal of providing greater access to health and wellness products and services, and overall life enhancement opportunities, to our customers.

Our Company is committed to developing solutions that increase consumer access to health providers and wellness consultants, and providing consumers with a better “digital wellness” experience. Core to this commitment is our planned telehealth/telemedicine platform and consumer-friendly profiling technologies that will empower consumers to be better advocates of their own health and give them more control over their own wellness journey. We believe that increasing access and broadening the scope of the solutions offered through the platform will lead to improved outcomes and greater consumer, patient and provider satisfaction.

The Company is authorized to issue up to 450,000,000 shares of Common Stock, par value $0.00001 per share, and 50,000,000 shares of Preferred Stock, par value $0.00001 per share, of which 5,000,000 shares have been designated as Series A Preferred Stock. As of the date hereof, there are 70,524,000 shares of our Common Stock issued and outstanding and 5,000,000 shares of our Series A Preferred Stock issued and outstanding. Shares of our Common Stock are subject to the relative rights and preferences of the shares of our Series A Preferred Stock. On any matter submitted to a vote of the stockholders, the shares of Series A Preferred Stock are entitled to a number of votes equal to 51% of the total number of votes entitled to be cast by holders of Common Stock and Preferred Stock, voting together. Lindsay Giguiere, our Chief Executive Officer, President, director, founder and majority stockholder, holds all of the Company’s issued and outstanding Series A Preferred Stock (which is currently convertible, at the option of the holder, into 50,000,000 shares of Common Stock), and approximately 71% of the Company’s issued and outstanding Common Stock as of the date hereof, and as such, exercises and will continue to exercise significant control over the Company, even if the maximum amount of shares offered are sold in the Company’s pending Regulation A offering (the “Regulation A Offering”). Solely based on her ownership of all of the issued and outstanding Series A Preferred Stock, Lindsay Giguiere will control 51% of the voting power of the Common Stock and Series A Preferred Stock, voting together as a single class, following the Regulation A Offering. In addition, assuming the maximum amount of shares offered are sold, our executive officers will hold approximately 58% of the issued and outstanding shares of the Company’s Common Stock following the Regulation A Offering.

Our Products and Services

Telehealth Practitioner-to-Consumer Platform

The Company is pursuing consumer-centric opportunities within large markets that project dynamic growth rates. The telehealth/telemedicine market, especially in light of the COVID-19 global pandemic, is becoming vitally important as consumers are now migrating more toward virtual telehealth and telecommunications platforms to connect with traditional medical, alternative, and holistic practitioners and other wellness advisors for their complete health and wellness consultation needs.

Greenfield Groves entered into an Asset Purchase Agreement with Healthcare Technologies LLC (“HT”) on September 2, 2020 to acquire a telehealth/patient communications and customer relationship management software platform, which the Company will use to build and launch its own proprietary, cloud-based telehealth/telemedicine services business. The key strategic differentiators that we believe will uniquely position this platform for market leadership are: (1) a robust direct-to-consumer virtual communication channel, which will leverage artificial intelligence to maximize the qualification and matching of leads to practitioners; (2) built-in partnerships and technical connections with popular third-party health and wellness digital applications; and (3) compliant data capturing and sharing between consumers and practitioners which will generate enhanced health and wellness results, as well as greater customer lifetime value. These features already exist within the platform, and the Company intends to continue to develop and build upon the features within the software following the closing of the transaction. Pursuant to the Asset Purchase Agreement, as consideration for the purchased software assets, the Company will pay $500,000 and issue 500,000 shares of Common Stock to HT and/or its assignee at the closing, which is expected to occur once the Company has raised at least $1,000,000 in gross proceeds under the Regulation A Offering. At the closing, the Company will enter into a separate licensing agreement with HT’s affiliates, BodyPro Chiropractic and Wellness and Dr. Tony Ganem, pursuant to which HT’s affiliates will license back the software for the limited purpose of the continuation of their existing medical practice. Following the closing, if the Company licenses the software to any third party licensee mutually agreed upon by the parties, the Company will pay to HT a royalty fee equal to 50% of any licensing fees received by the Company from such licensee. The Company will also pay HT an amount equal to 50% of the net profit of any affiliate sales in which the purchased assets are used to generate the sale. The closing of the Asset Purchase Agreement is subject to the satisfaction or waiver of certain closing conditions, including: (i) the accuracy of the representations and warranties of the parties set forth in the Asset Purchase Agreement as of the closing; (ii) the performance by the parties of all covenants and obligations set forth in the agreement which are required to be performed or complied with at or prior to the closing; (iii) the receipt of all necessary third party consents, waivers and releases required to be obtained in connection with the asset purchase transactions; (iv) the release of any and all liens and security interests on the purchased assets, if any; (v) the completion of the Company’s due diligence on the seller and the purchased assets; and (vi) the Company’s receipt of at least $1,000,000 in gross proceeds in the Regulation A Offering. Accordingly, the closing of the Asset Purchase Agreement is contingent on the Company’s receipt of at least $1,000,000 in gross proceeds in the Regulation A Offering.

The telehealth platform is a tiered application, developed using modernized languages that maintain sophisticated data encryption and advanced artificial intelligence algorithms. The platform is currently a browser-based application that will be evolved and developed to extend into a mobile application for both iOS and Android operating systems, to ensure that consumers can access it wherever and whenever they choose and on whatever device they prefer. Its simple user interface design on the front-end and proprietary back-end technologies will allow Greenfield Groves’ product lines as well as white-label generic drugs, supplements and other products to be recommended or prescribed by medical doctors, health practitioners or wellness consultants.

The Company is designing future enhancements of this platform to meet the growing needs of remote patient telehealth services, the growing trend toward online pharmacy sales, the increased demand for product and service price and ingredient transparency, as well as the growing sales channels for Greenfield Groves’ entire product portfolio. The Company plans on expanding the platform to include services such as mental health counseling, fitness training, virtual wellness festivals and additional health and wellness services. It will also allow for flexible one-time use or ongoing subscription programs for regimens that may require a specific time commitment. This is consistent with trends that are occurring in similar technology-based markets geared toward meeting consumer needs at the intersection of “demand, availability and flexibility.” For example, popular at-home fitness platforms such as Peloton, Mirror, and others are providing consumers with flexible “drop-in classes”, as well as ahead of time scheduling for specific classes and instructors. Additionally, Goop and Poosh Lifestyle are providing consumers with tele-wellness festivals where attendees purchase event tickets in advance to attend the primary and breakout sessions. These examples demonstrate the services offered and consumer demand to access health, wellness, nutrition and fitness content, services and products when, and how they want it. The Company believes that healthcare and wellness trends will continue to move into a tele- environment as social distancing continues to morph into our new normal method of living.

Our platform will initially only provide for self-pay options, which allow for consumers to quickly find the services and products they are seeking, and easily make a cash payment through traditional payment gateways that process credit cards such as Visa, Mastercard, American Express and traditional bank debit card processing gateways. The Company will also look to implement other popular third party, secure processors such as Venmo, Paypal and Zelle. In addition to self-pay, the Company’s product development team intends to explore the option to apply and qualify for insurance coverage from PPO and select HMO plans for some of its services.

The by-product of this platform is to establish and foster what we call Practitioner-to-Consumer Communities or “P2CC”.  Consumers will be given access to a broader range of practitioners – from traditional physicians, to alternative and holistic practitioners, to wellness consultants. Automation tools will be incorporated to foster communication and engagement before and after scheduled sessions. The Company intends to explore, develop and implement both on-platform and off-platform API connectivity of our telehealth platform with popular third party health, fitness and wellness applications to collect additional data to aid consumers and practitioners in analyzing the consumer’s complete wellness journey – creating an enhanced level of accountability for both consumers and practitioners. Gathering such data will allow for “gamification opportunities” that use general data to create leaderboards and healthy competition for increased motivation, personal achievement and goal setting.

An additional aspect of the P2CC portion of the platform will be the presentation and user generated rich library of content that educates and inspires consumers. The content will be published and personalized based on the profile and needs of the consumer. Consumers on the telehealth/telemedicine platform will be delivered content via the internal threaded customer relationship management (the “CRM”) software that allows for brand engagement in between sessions. Creating and providing rich content will help to ensure that the Company continues to add on-going value to consumers, and will help to keep our proprietary brands front and center with consumers.

The Company’s telehealth/telemedicine platform will be complemented with proprietary and white-label products that can be purchased by consumers to further support them with their wellness and health needs.

The Company expects to launch its telehealth platform by the Fall of 2021. The launch of the platform will depend on the success of the Company’s Regulation A Offering and the closing of the Asset Purchase Agreement. The Company has budgeted $3,000,000 for the launch of the telehealth platform.

Product Formulations and Branded Finished Products

The Company entered into a Strategic Relationship Agreement in June 2020 with Eagle Hemp, LLC (“Eagle Hemp”), a Florida limited liability company engaged in the business of extracting CBD from hemp, pursuant to which the Company has sold to Eagle Hemp approximately 50,000 pounds of hemp cultivated during the 2019 growing season in Southern Oregon. Pursuant to the agreement, the Company agreed to sell 50,000 pounds of cultivated hemp to Eagle Hemp for $250,000, Eagle Hemp agreed to process and extract from the hemp full spectrum CBD oil (expected to be approximately 1,150 kilograms of hemp-derived CBD oil), and the Company agreed to purchase the extracted hemp-derived CBD from Eagle Hemp, on the terms and conditions set forth in the agreement. The agreement provides that the Company and its affiliates will acquire all of their bulk full spectrum hemp-derived CBD oil exclusively from Eagle Hemp during the term of the agreement, until the Company has purchased 1,150 kilograms of hemp-derived CBD from Eagle Hemp. The Company will pay Eagle Hemp $0.01/milligram for each milligram of the initial 220 kilograms of hemp-derived CBD used by the Company in its products or sold by the Company to third parties, and the Company will pay Eagle Hemp $0.0075/milligram for each milligram of any additional hemp-derived CBD purchased pursuant to the agreement and used by the Company in its products or sold by the Company to third parties. The Company is required to deliver weekly sales reports to Eagle Hemp during the term of the agreement, and will pay Eagle Hemp on a monthly basis pursuant to the terms of the agreement. Unless earlier terminated by either party upon a material breach by the other party, as set forth in the agreement, the Strategic Relationship Agreement will continue until the date on which Eagle Hemp has delivered a total of 1,150 kilograms of hemp-derived CBD to the Company and the Company has paid Eagle Hemp in full for the 1,150 kilograms of hemp-derived CBD delivered. The Company intends to use the hemp-derived CBD purchased pursuant to the Strategic Relationship Agreement in its propriety branded consumer products.

Herban Goods is the Company’s first branded consumer packaged product line to launch, which is a series of product collections that incorporate organically grown botanicals and the hemp-derived cannabinoids CBD, CBG and CBN, along with other botanicals as catalyst ingredients. The Company believes that plant-based ingredients that are exceptionally grown, harvested and formulated, produce high-caliber, sustainable products. This is desirable to today’s consumer seeking transparency throughout their daily regimen and the home including alternative medications, personal care, and healthy food products. Our Herban Goods products have been categorized to include a Nutrition & Wellness Collection and Beauty & Personal Care Collection.

The direct-to-consumer Herban Goods product launch is underway, and the Company began marketing certain finished products to consumers in the first quarter of 2021 through social media outlets and directly on its website. The practitioner-to-consumer telehealth launch for the Herban Goods consumer products is expected to begin once our telehealth platform is up and running, which we expect to be in the Fall of 2021. The launch of our Herban Goods products in select retail stores is expected to begin in the Winter of 2022.

We note that CBD products, including botanicals, cosmetics, oral-hygiene products and products marketed as dietary supplements, which have not been approved by the FDA, have not been subject to FDA evaluation regarding whether they are effective to treat a particular disease or have other effects that may be claimed, and have not been evaluated by the FDA to determine what the proper dosage is, how they may interact with other drugs or foods, or whether they have dangerous side effects or safety concerns.

Nutrition & Wellness Collection

The Company’s product development team has done extensive research on identifying popular, everyday consumer purchases for the “Kitchen Pantry.” The following are the core product lines to be offered under the Herban Goods brand to win shelf-space in the consumer’s pantry and kitchen, designed to fit into a consumer’s everyday routines, along with information regarding the current stage of development and anticipated timeline to market for each product line.

•
Botanical Tincture Product Line for Adults: A variety of formulations and strengths have been developed (May contain applicable variations of hemp-derived CBD, CBG and/or CBN, along with other botanicals).

o	Current stage of development: Formulations Completed, including Stability Testing
o	Steps taken towards development: Ingredient R&D, Sample Formulation (including interactions with packaging materials), Stability Testing, Final Formulation, Packaging
o	Steps remaining in development: None
o	Anticipated timeline to market: April 2021, sequenced pre-launch marketing of this product roll-out
•	Botanical Tincture Product Line for Children: A variety of formulations and strengths have been developed (May contain applicable variations of hemp-derived CBD, along with other botanicals).
o	Current stage of development: Formulations Completed, including Stability Testing
o	Steps taken towards development: Ingredient R&D, Sample Formulation (including interactions with packaging materials), Stability Testing, Final Formulation, Packaging
o	Steps remaining in development: None
o	Anticipated timeline to market: April 2021, sequenced pre-launch marketing of this product roll-out

•
Botanical Capsule Product Line for Adults: A variety of formulations and strengths have been developed (May contain applicable variations of hemp-derived CBD, CBG and / or CBN, along with other botanicals).

o	Current stage of development: Formulations Completed, including Stability Testing
o	Steps taken towards development: Ingredient R&D, Sample Formulation (including interactions with packaging materials), Stability Testing, Final Formulation, Packaging
o	Steps remaining in development: None
o	Anticipated timeline to market: April 2021, sequenced pre-launch marketing of this product roll-out
•	Botanical Capsule Product Line for Children: A variety of formulations and strengths have been developed (May contain applicable variations of hemp-derived CBD, along with other botanicals).
o	Current stage of development: Formulations Completed, including Stability Testing
o	Steps taken towards development: Ingredient R&D, Sample Formulation (including interactions with packaging materials), Stability Testing, Final Formulation, Packaging
o	Steps remaining in development: None
o	Anticipated timeline to market: April 2021, sequenced pre-launch marketing of this product roll-out
•
Herbal Tea-Blend Product Line: Herbal tea blends have been developed in many formulations, flavors and strengths to appeal to a wide variety of consumers (May contain caffeine, and applicable variations of hemp-derived CBD, CBG and / or CBN, along with other botanicals).

o	Current stage of development: Formulations Completed, in Stability Testing
o	Steps taken towards development: Ingredient R&D, Sample Formulation (including interactions with packaging materials), Stability Testing, Final Formulation, Packaging
o	Steps remaining in development: Stability Testing
o	Anticipated timeline to market: January 2022, sequenced marketing product roll-out

•
Coffee Bean Collection: Coffee beans have been developed in many varieties of infused botanicals and flavors (May contain caffeine, and applicable variations of hemp-derived CBD, CBG and / or CBN, along with other botanicals).

o	Current stage of development: Formulations Completed, in Stability Testing
o	Steps taken towards development: Ingredient R&D, Sample Formulation (including interactions with packaging materials), Stability Testing, Final Formulation, Packaging
o	Steps remaining in development: Stability Testing
o	Anticipated timeline to market: January 2022, sequenced marketing product roll-out
•
Vitamin Jelly Bean Product Line: Vitamin-infused jelly beans have been developed in many formulations, flavors and strengths to appeal to a wide variety of consumers (May contain applicable variations of hemp-derived CBD, CBG and / or CBN, along with other botanicals).

o	Current stage of development: Formulations Completed, in Stability Testing
o	Steps taken towards development: Ingredient R&D, Sample Formulation (including interactions with packaging materials), Stability Testing, Final Formulation, Packaging
o	Steps remaining in development: Stability Testing
o	Anticipated timeline to market: January 2022, sequenced marketing product roll-out
•
On-the-Go Beverage-Blend Product Line: Functional, on-the-go beverages have been developed in many formulations, flavors and strengths to appeal to a wide variety of consumers (May contain caffeine, and applicable variations of hemp-derived CBD, CBG and / or CBN, along with other botanicals).

o	Current stage of development: Formulations Completed, in Stability Testing
o	Steps taken towards development: Ingredient R&D, Sample Formulation (including interactions with packaging materials), Stability Testing, Final Formulation, Packaging
o	Steps remaining in development: Stability Testing
o	Anticipated timeline to market: April 2022, sequenced marketing product roll-out
•
Essential Oil Product Line: Essential oil isolates and blends have been developed in many formulations and strengths to appeal to a wide variety of consumers (May contain caffeine, and applicable variations of hemp-derived CBD, CBG and / or CBN, along with other botanicals).

o	Current stage of development: Formulations Completed, in Stability Testing
o	Steps taken towards development: Ingredient R&D, Sample Formulation (including interactions with packaging materials), Stability Testing, Final Formulation, Packaging
o	Steps remaining in development: Stability Testing
o	Anticipated timeline to market: April 2022, sequenced marketing product roll-out

Beauty & Personal Care Collection

The Company’s product development team conducted market research to identify and build a comprehensive beauty and personal care product line for the “Beauty & Personal Care Counter” typically found within the bathroom. These products are designed to fit into a consumer’s everyday routines and present unique benefits. The following are the core product lines to be offered under the Herban Goods brand to win shelf-space in the consumer’s bathroom/beauty counter, along with information regarding the current stage of development and anticipated timeline to market for each product line.

•
Hydrating Product Line: Formulated with ingredients that provide hydration to keep skin calm, nourished, smooth and supple (May contain applicable variations of hemp-derived CBD, CBG and / or CBN, along with other botanicals).

o	Current stage of development: Formulations Completed, including Stability Testing
o	Steps taken towards development: Ingredient R&D, Sample Formulation (including interactions with packaging materials), Stability Testing, Final Formulation, Packaging
o	Steps remaining in development: None
o	Anticipated timeline to market: August 2021, sequenced marketing product roll-out
•
Sun Protection Product Line: Our sunscreen products have been developed in a variety of formulations and strengths to appeal to a variety of consumers (May contain applicable variations of hemp-derived CBD, CBG and / or CBN, along with other botanicals).

o	Current stage of development: Formulations Completed, including Stability Testing
o	Steps taken towards development: Ingredient R&D, Sample Formulation (including interactions with packaging materials), Stability Testing, Final Formulation, Packaging
o	Steps remaining in development: None
o	Anticipated timeline to market: August 2021, sequenced marketing product roll-ou
•
Hand Sanitizer Product Line: Formulated with antibacterial ingredients, our alcohol-based hand sanitizer products have been developed to bring an extra level of protection against germs and infection while maintaining moisture (May contain applicable variations of hemp-derived CBD, CBG and / or CBN, along with other botanicals).

o	Current stage of development: Formulations Completed, including Stability Testing
o	Steps taken towards development: Ingredient R&D, Sample Formulation (including interactions with packaging materials), Stability Testing, Final Formulation, Packaging
o	Steps remaining in development: None
o	Anticipated timeline to market: August 2021, sequenced marketing product roll-out

•
Cosmetic Enhancement Product Line: Product Line: Formulated with growth enhancement ingredients, our eyelash and eyebrow products have been developed to appeal to consumers seeking this improvement in their facial cosmetic regimen (May contain applicable variations of hemp-derived CBD, CBG and / or CBN, along with other botanicals).

o	Current stage of development: Formulations Completed, including Stability Testing
o	Steps taken towards development: Ingredient R&D, Sample Formulation (including interactions with packaging materials), Stability Testing, Final Formulation, Packaging
o	Steps remaining in development: None
o	Anticipated timeline to market: October 2021, sequenced marketing product roll-out
•
Oral Hygiene Product Line: Formulated with ingredients that provide oral cleaning properties, our toothpastes, flosses, and mouthwashes have been developed to appeal to consumers seeking oral care products (May contain applicable variations of hemp-derived CBD, CBG and / or CBN, along with other botanicals).

o	Current stage of development: Formulations Completed, in Stability Testing
o	Steps taken towards development: Ingredient R&D, Sample Formulation (including interactions with packaging materials), Stability Testing, Final Formulation, Packaging
o	Steps remaining in development: Stability Testing
o	Anticipated timeline to market: January 2022, sequenced marketing product roll-out
Sustainable Product Development and Packaging

The Company’s product development team is committed to creating distinctive yet eco-friendly packaging, including all of the bottles/jars, tubes, baggies, caps, sleeves, bulbs, pipettes, container boxes, shipping boxes, packing tape, inserts, and labels used in packaging our products. While final packaging formats are being developed within the Company’s supply chain, the following are core elements of our business plan that are taken into consideration:

•	Overall sustainability as not a corporate goal, but rather a corporate directive.
•	Obtaining and maintaining business certifications with a focus on environment, sustainability, health and safety.
•	Implementing green farming practices from planting to cultivation to harvest.
•	Participation in the Forest Stewardship Council (“FSC”).
•	Use of alternative energies in our growing, harvesting, curing, extraction and manufacturing practices.
•	Use of electric vehicles in the logistics of our supply chain.
•	Employee incentives for use of electric vehicles and commitment to sustainable work-place practices.
•
Keen focus on glass (not plastic), naturally sourced paper, elimination of petroleum-based product packaging, elimination of items such as plastic spatulas, caps, lid inserts, extra product literature, and cleansing cloth towels, to name a few.

•	Maintenance of a top-to-bottom recycling program for consumers of all Greenfield product collections.

Modern Farming and Manufacturing in our Vertically Aligned Supply Chain

Greenfield Groves, at its core, is a socially-focused, vertically aligned health and wellness company. Although our main business initiative is to provide telehealth/telemedicine services and products, the Company’s management has not lost sight of the importance of being able to provide transparency and sustainability throughout all of the Company's consumer-packaged goods brands.

A core asset of the Company is our farming and related processing and operational expertise. Our Vice President and head of agribusiness operations, Josh White, farmed 25 acres in Southern Oregon in the 2019 growing season prior to joining the Company, which resulted in a yield of 50,000+ pounds of premium, organically grown and hand harvested CBD hemp flower for extraction into our proprietary products. This farming operation allowed for a controlled environment to test our growing and farming methods, and to generate enough raw material to support the upcoming launch of our Herban Goods consumer product brand. From genetics and agriculture to wholesale bulk to product development and marketing, having an internal, company-operated agribusiness gives us a 360-degree view of the potential opportunities of modern, vertically aligned farming practices.

Marketing Objectives and Positioning Summary

The Company plans to market and sell its products and services through both direct-to-consumer and business-to-business initiatives, including practitioner partnerships, white-label partnerships, user intelligence and experience partnerships, and agriculture and agritech partnerships.

The telehealth platform will be independently positioned as a Practitioner-to-Consumer, or P2C, platform focused on connecting consumers with traditional, holistic and alternative solutions for their health and wellness needs. Marketing will provide education on the shift of consumer empowerment and control of health, highlight the benefits of how the P2C platform supports this shift, and offer various on-boarding opportunities that influence long-term customer relationships.

The Company’s marketing team will also target enterprise-level partnerships among the hundreds of thousands of healthcare stakeholders nationally, including independent physician groups and practices, hospital systems and provider networks, independent and chain pharmacies, and channel sales partners.

A broad series of consumer outreach campaigns, including public relations, social media, online and podcast advertising and remarketing, as well as traditional, event and print media tactics will be strategically developed to increase awareness, generate buzz and drive engagement, interest, and adoption of the Company’s P2C telehealth platform on both consumer and enterprise levels.

Our direct-to-consumer products in the Herban Goods Beauty & Personal Care and Nutrition & Wellness Collections will be positioned as a premium, yet approachable, food and beverage/personal care brand that supports the consumer’s health and wellness journey with products made with high-quality ingredients, and transparency.

The e-Commerce Herban Goods website will be used as a lead generation tool, presenting rich content for education and engagement to build a strong following that reaches and converts a broad potential customer base. This content will also be published across other third-party blogs, podcasts, social media channels and wellness and health events to build greater awareness of the brand, while promoting product adoption to a broad range of health influencers, therapists, wellness consultants, and end consumers who want quality products made with premium ingredients.

Enterprise-level partnership opportunities associated with our consumer goods and operations include white label opportunities with practitioners, retail store partnerships, and small agribusiness owner partnerships, which will be strategically marketed through existing relationships of the Company’s leadership team.

Selling Strategies

Direct-to-Consumer Strategies

Having a strategic, well-rounded product and service offering is key to the distribution of the Company’s product lines. Targeted marketing activities will be done through proprietary eCommerce websites, social media channels, third party digital advertising channels, and non-digital marketing channels. Additionally, each brand will have a mobile application (iOS and Android) for accessing and utilizing the online platform and making product purchases. These applications will provide consumers with the ability to connect to the Company’s telehealth platform for the purpose of:

•	Connecting with medical practitioners and wellness consultants;
•	Requesting recommendations for medical prescriptions and non-prescription products;
•	Receiving information about personal care and healthcare-related products and services;
•	Ordering personal care and healthcare-related products; and
•	Accessing rich product-related content.
Enterprise-Level Strategies

The Company seeks to develop targeted business-to-business (“B2B”) sales opportunities and initiatives to increase physician, practitioner and consultant adoption of our proprietary branded products and platform. An emphasis will be placed on targeting the independent physician associations (“IPAs”) to aid in large group onboardings to the Company’s telehealth platform. The Company intends to align with IPAs that wish to expand revenue opportunities, implement a technology-driven, forward-looking culture that embraces such tools for clinical integration, and have a need for new patient lead generation.

The Company’s agribusiness brand, Greenfield Grows, is furthering its expansion plan for the Company’s planned farming operations in Southern Oregon, which may include the opportunity of leveraging farming services and expertise (such as genetics/seeds, planting, cultivation and harvesting, extraction, and storage and transportation logistics experience and expertise), and offering such expertise and services to third parties. Prior to joining the Company, our Vice President and head of agribusiness operations, Josh White, leased and farmed a 25-acre property in Phoenix, Oregon during the 2019 growing season. The Company expects to enter into a lease for the same farm in Phoenix, Oregon in 2021 in order to secure the property for the next growing season, which will depend in part upon the success of the Regulation A Offering and the Company’s ability to raise sufficient funding.

Through the Herban Goods brand, the Company has developed a coordinated B2B outreach program targeting dispensary owners and health retail outlets such as grocery chains, health and wellness stores, boutique salons, gyms, etc., and has conducted meetings with business owners regarding distribution opportunities of the Herban Goods product lines. These distribution opportunities will be further developed in-house and through an out-sourced sales team with connections to larger retailers and channels.

Market Opportunities and Competition

The Company is pursuing a unique market position in the following markets:

•	Telehealth/Telemedicine Market;
•	Global Wellness Market: Personal Care & Beauty Segment;
•	Global Wellness Market: Healthy Eating, Nutrition & Weight Loss Segment;
•	Global Wellness Market: Preventive & Personalized Health and Wellness Segment; and
•	Global Wellness Market: Traditional and Complementary & Alternative Medicines Segment.
The Company’s offerings are primarily targeted at individuals and families. The Company’s platform will provide specific and customized solutions that appeal to a wide range of targeted age groups, including Millennials - Gen Y (23-39 years of age), Gen X (40-54 years of age), and Baby Boomers (55+ years of age). Given the current global conditions, including the COVID-19 pandemic, the current economic and political climate, social justice issues, and social distancing isolation, individuals and families are bearing an overwhelming physical and mental load, and are seeking solutions to help them cope. As virtual telehealth and telemedicine become more widely accepted, consumers are still trying to find a solution that meets all of their lifestyle, healthcare, and home wellness product and service needs.

To solve the adherent problem facing individuals and families in the present day, Greenfield Groves has developed a platform that provides a comprehensive solution to enhance lifestyle and provide optimal health and wellness opportunities, combining a collection of the following services and products:

•	Telehealth/Telemedicine Practitioner-to-Consumer Platform;
•	Proprietary Branded Consumer Goods;
•	Intuitive, Influencer Engagement Data Technologies;
•	Vertical, Sustainable Supply Chain; and
•	Modern, Sustainable Farming & Manufacturing Practices.
Identified Whitespace

After careful marketplace analysis, the Company has identified a unique whitespace to occupy in what some may view as a crowded landscape. Through the Company’s robust and comprehensive platform, consumers will be digitally matched with health and wellness practitioners for consultation based on their qualifying criteria and needs. From there, the consumer will be further matched with appropriate personal care, beauty, home, health and wellness products. The Company’s vertically-integrated business model gives the Company a unique ability to provide customized solutions, extensive education and exceptional results for its customers.

Growing Market Share

Through the Company’s various brands, the Company will strategically blend telehealth/telemedicine services with its proprietary, branded consumer goods. The Company develops its technologies with a focus on interactive consumer engagement to develop a meaningful lifetime-value opportunity for each and every customer. The Company derives its consumer products from a vertically aligned and sustainably focused supply chain. Our products and services are meticulously designed, formulated, manufactured, paired and marketed with high levels of transparency, while maintaining accessibility to all from a price standpoint. Our Herban Goods products, along with the suite of other specialty branded products under development by the Company, are driven to become a whole-body and whole-home health fixture for daily use, ultimately positioning the Company as a go-to platform for lifestyle health and wellness.

The telehealth/telemedicine market, especially in light of the COVID-19 global pandemic, is becoming vitally important as consumers are now migrating towards virtual telehealth and telecommunications platforms to connect with traditional medical, alternative, and holistic practitioners as well as other wellness advisors for their complete health and wellness consultation needs. We believe that our P2C Platform has key strategic differentiators to uniquely position us for market leadership through: (1) a robust direct-to-consumer interactive footprint within the P2C platform that will leverage artificial intelligence to maximize the qualification and matching of leads to practitioners; and (2) utilizing partnerships with popular third-party health and wellness digital applications to generate greater customer lifetime value.

While each targeted growth market already has established brands, the Company, initially through the Herban Goods brand, intends to develop a consumer mindshare that extends far beyond any one market and becomes synonymous with broader, more mainstream fashion, beauty, personal care and lifestyle brands, such as Goop, Glossier, and Honest Company. This will be accomplished through: (1) value-added education that inspires; (2) product transparency that builds trust; and (3) connectivity among consumers and practitioners that fosters branded customer lifetime value.

The intuitive technologies within the platform allow for the Company to better understand the needs of our targeted consumers and identify emerging trends in the markets we serve through data analytics. We believe this gives the Company a competitive advantage to stay in pace, or ahead of, real market trends, and allows the Company to effectively compete as the markets naturally adjust to the elasticity of global supply and demand.

Competitive Landscape

There are numerous telehealth options on the market.  A non-exhaustive list of competitors includes: Teladoc, One Medical, Babylon Health, Doctor on Demand, Heal, MDLive, SnapMD, Hello Health, AmWell, Zocdoc, Luma Health, Well, Practice Better, and others, including consumer-focused brands such as HIMS/HERS, Roman, and others that are incorporating telehealth as core to their sales and distribution strategies. The Company will also compete with holistic wellness brands, from well-known celebrity-led companies to venture-funded companies, including companies such as Grove Collaborative, Honest Company, Beautycounter, Goop, and Public Goods. In addition, the Company will compete with hundreds of marijuana and hemp-derived CBD companies, including companies such as Charlotte’s Web (the most well-recognized CBD brand on the market).

Greenfield Groves will be one of the first integrated suites marketing telemedicine to the general public via a direct-to-consumer model, with an accessible and affordable service that goes beyond traditional doctor visits and helps a larger percentage of the population get access to the wellness and medical advice they seek, coupled with supportive health and wellness products.  This will create a “flywheel” business effect where targeted marketing will generate consumer leads for practitioners.  In turn, this will allow the Company to market to practitioners to adopt the telemedicine platform because new consumer leads will be generated and directed to practitioners via the platform. We believe the Company will gain a competitive advantage based on our proprietary branded product lines, including hemp-derived CBD products as well as non-CBD over-the-counter products and everyday household, personal care and wellness products, which allow us to market to a broad customer base.

Intellectual Property

As of the date hereof, the Company does not have any registered patents or trademarks. We have no pending patent applications and have not been issued any patents. As of the date hereof, the Company has the following pending applications for federal trademarks in the United States:

Mark Name	International Classes	Application Number	Filed Date
HERBAN GOODS	3	90/072,557	2020-07-24
HERBAN GOODS	4	90/072,559	2020-07-24
HERBAN GOODS	5	90/072,562	2020-07-24
HERBAN GOODS	9	90/072,568	2020-07-24
HERBAN GOODS	10	90/072,572	2020-07-24
HERBAN GOODS	30	90/072,576	2020-07-24
HERBAN GOODS	32	90/072,580	2020-07-24
HERBAN GOODS	35	90/072,581	2020-07-24
HERBAN GOODS	41	90/072,586	2020-07-24
HERBAN GOODS	44	90/072,588	2020-07-24

Government Regulation

We are subject to laws and regulations affecting our operations in a number of areas. These laws and regulations affect the Company’s activities in areas including, but not limited to, the hemp business in the United States, the consumer products and nutritional supplement markets in the United States, consumer protection, labor, intellectual property ownership and infringement, import and export requirements, federal and state healthcare, environmental and safety. The successful execution of our business objectives will be contingent upon our compliance with all applicable laws and regulations and obtaining all necessary regulatory approvals, permits and registrations, which may be onerous and expensive. Any such costs, which may rise in the future as a result of changes in such applicable laws and regulations and the expansion of the Company’s business, could make our products and services less attractive to our customers, delay the introduction of new products, and require the Company to implement policies and procedures designed to ensure compliance with applicable laws and regulations.

Our Consumer Products Business

The Company operates its business in markets that are both highly regulated and rapidly evolving. The Company is subject to numerous federal and state laws and regulations affecting the manufacturing, packaging, labeling and sale of food, beverages, dietary supplements, and personal care products/cosmetics, as well as the use of hemp and hemp-derived ingredients like CBD in such products. While there are no specific laws or regulations enforced by the FDA pertaining to the use of hemp and hemp-derived ingredients in FDA-regulated products, the FDA has issued guidance on the subject and issued letters to companies regarding claims made for products and the use of such ingredients in various products. The FDA also initiated a task force to evaluate pathways for further regulation of hemp and hemp-derived ingredients. At various times, bills pertaining to the regulation of hemp and hemp-derived ingredients have been introduced in both the U.S. Senate and the U.S. House of Representatives. Future legislation approved by Congress and signed by the President, or rulemaking promulgated by the FDA, could either positively or adversely impact the future sale of products by the Company.

Additionally, numerous states have passed forms of hemp legislation governing the cultivation of hemp, as well as the further processing and sale of hemp and products with hemp or hemp-derived ingredients. Those states that have not yet enacted laws or issued regulations pertaining to hemp and hemp-derived ingredients may do so in the near future. Until such time as formal federal laws are enacted or regulations are promulgated, the Company is subject to the laws and regulations in each jurisdiction where it sells products. Changes in the state laws and regulations could again either positively or adversely affect the ability of the Company to sell products in those states.

Our Telehealth/Telemedicine Business

Our ability to offer telehealth services in a particular state or non-U.S. jurisdiction is directly dependent upon the applicable laws governing remote healthcare, the practice of medicine, and healthcare delivery in general in such jurisdiction, which are subject to changing political, regulatory and other influences. State medical boards may establish new rules or interpret existing rules in a manner that may limit or restrict our ability to conduct our business in those states as it may be conducted in other states. The extent to which any state or non-U.S. jurisdiction considers particular actions or relationships to constitute practicing medicine is subject to change and evolving interpretations by medical boards and state attorneys general (in the case of states within the United States), and by relevant regulatory and legal authorities in non-U.S. jurisdictions. We will be required to monitor our compliance with applicable laws and regulations in each jurisdiction in which we plan to operate, and we cannot provide assurance that our activities and arrangements, if challenged, will be found to be in compliance with the law. Additionally, it is possible that the laws and rules governing the practice of medicine, including the provision of telehealth services, in one or more jurisdictions may change in a manner that is detrimental to our business.

Telehealth/telemedicine has historically been divided into three commonly deployed modalities of treatment: (1) live video, (2) store and forward, and (3) remote patient monitoring.

The most predominantly reimbursed form of telehealth modality is live video, with essentially every state offering some type of live video reimbursement in their Medicaid program as well as recognizing live video as a legitimate means of treatment even among private payers. However, what and how it is reimbursed varies widely. In addition to restrictions on specialty type, many states have restrictions on the type of provider services that can be reimbursed, e.g., office visit, inpatient consultation, etc.; the type of provider that can be reimbursed, e.g. physician, nurse, physician assistant, etc.; and the patient’s originating site (i.e., the location of the patient at the time treatment is administered).

Until very recently, and in contrast to live video telehealth, the store-and-forward modality has only been reimbursed by 14 state Medicaid Programs (bearing in mind this number does not include states that only reimburse for teleradiology, which is commonly reimbursed, and not always considered ‘telehealth’). In many states, the definition of telemedicine and/or telehealth, both for purposes of Medicare and even among private payers, stipulates that the delivery of services must occur in “real time,” automatically excluding store-and-forward as a part of telemedicine and/or telehealth altogether in those states.

22 states have some form of reimbursement for remote patient monitoring in their Medicare/Medicaid programs. As with live video and store and-forward reimbursement, many of the states that offer remote patient monitoring reimbursement have a multitude of restrictions associated with its use.

At the start of 2020, 40 states and the District of Columbia had laws that govern private payer telehealth reimbursement policies. These laws generally require contracts between a health insurer or health maintenance organization and telehealth provider to establish mutually acceptable payment rates for services provided through telehealth.  Until recently, only a few private payer laws required that the reimbursement amount for a telehealth-delivered service be equal to the amount that would have been reimbursed had the same service been delivered in-person, but that’s changing.  By way of example, California’s newly revised private payer law, which applies to contracts issued, amended or renewed on or after January 1, 2021, mandates that payers reimburse for telehealth services on the same basis and to the same extent, as well as at the same rate, as the same service when delivered in-person.

On March 13, 2020, President Trump adopted an emergency declaration under the Stafford Act and the National Emergencies Act which broadened the Centers for Medicare and Medicaid Services’ (“CMS”) support for telehealth benefits under the 1135 waiver of authority and the Coronavirus Preparedness and Response Supplemental Appropriations Act.  In fact, CMS expanded its Medicare telehealth coverage during the COVID-19 crisis to enable more patients to receive virtual care services from their doctors without having to travel to a healthcare facility. According to CMS, physicians, nurse practitioners, clinical psychologists and licensed clinical social workers would be permitted to offer telehealth to Medicare beneficiaries/patients in any healthcare facility, including a physician’s office, hospital, nursing home or rural health clinic, as well as from their own individual homes, and even to patients resident in states where the provider wasn’t licensed.  Clinicians were also authorized to bill for dates of service as of March 6, 2020, with telehealth services paid under the Physician Fee Schedule at the same amount as in-person services, though Medicare coinsurance and deductibles still applied.  Officials from the HHS Office of Civil Rights (OCR) also officially announced back in March that the agency would exercise its enforcement discretion when providers use apps “in good faith” for any telehealth treatment or diagnostic purpose, regardless of whether the telehealth service is directly related to COVID-19.  It is important to note that the concessions implemented by President Trump were not laws per se, but essentially limited-time waivers or concessions forced on CMS to ensure that all Medicare beneficiaries infected with the COVID-19 virus would have access health care, especially when that care is in short supply within the patient’s state.  Since the CMS concessions had no ability to compel a state to follow suit, it was ultimately left up to each individual state to decide whether or not it was willing to adopt a similar licensure waiver, and as of April 10, 2020, over 40 states did just that.  The waivers, in many cases, also extended greater flexibility to meet the physician-patient relationship requirement.

Whether and for how long the waivers, both federal and across the states, will remain in effect is uncertain.  That said, seeing that telemedicine has clearly extended the general availability of healthcare to all Americans, and especially those who previously had limited access, it’s more likely than not that states will continue to adopt more aggressive laws and regulations that both promote but also regulate telehealth.  The same can be said for the continued growth and innovation around digital health devices and platforms.   Of particular note, with more states passing and adopting stricter privacy regulations, those regulations that govern the collection, storage, transmission and processing of health information (and specifically, digital health information) are likely to expand, become increasingly aligned with current digital health technological offerings, and exact severer consequences for those who violate them.

Benefit Corporation Status

As a demonstration of our commitment to balance environmental concerns and community benefits through the development of solutions that improve access to health and wellness opportunities for individuals and communities, we elected in August 2020 to be treated as a benefit corporation under Nevada law. Benefit corporations are a relatively new class of corporations that are intended to produce a general public benefit, which is defined, under Nevada law, as a material positive impact on society and the environment, taken as a whole.  In accordance with Nevada law, our Amended and Restated Articles of Incorporation require the Company to be managed in a manner that balances the interests of the Company’s stockholders, the interests of those materially affected by the Company’s conduct, and the general and specific public benefit purposes identified in the Company’s Amended and Restated Articles of Incorporation. The specific public benefits our Company promotes are: (i) the improvement of access to quality personal care and healthcare for families, and (ii) the promotion of economic opportunity for individuals and communities. Being a benefit corporation underscores our commitment to our purpose and our stakeholders, including health and wellness practitioners, consumers, communities and the environment, our employees and our stockholders.

As a Nevada benefit corporation, we are required to distribute to our stockholders, on an annual basis, and post on our website, an annual benefit report that, among other things: (a) describes (1) the process and rationale for selecting a third-party standard used to prepare the benefit report and assess the Company’s public benefit performance, (2) the ways in which the Company pursued general public benefit during the applicable year and the extent to which that general public benefit was created, (3) the ways in which the Company pursued any specific public benefit identified in its articles of incorporation and the extent to which such specific public benefit was created, and (4) any circumstances that have hindered the creation by the Company of the general public benefit or any specific public benefit identified in its articles of incorporation; and (b) assesses the overall social and environmental performance of the Company, prepared in accordance with a third-party standard. The annual benefit report must be sent to each stockholder within 120 days following the end of the Company’s fiscal year, or at the same time the Company delivers any other annual report to its stockholders, and the Company is required to post its annual benefit reports publicly on the Company’s website.

In order to measure the Company’s public benefit performance on an annual basis, we have elected to have our social and environmental performance, accountability and transparency assessed against the proprietary criteria established by an independent non-profit organization that creates standards, policies and tools for business, certifies companies that are leaders in their communities, and incentivizes others to follow their lead. We are currently in the process of applying for certification as a “Certified B Corporation” through this independent third party. In order to qualify and be certified as a Certified B Corporation, companies must complete a comprehensive and objective assessment of their positive impact on society and the environment. The assessment evaluates how a company’s operations and business model impact its workers, customers, suppliers, community and the environment using a 200-point scale. Once the assessment is completed, the independent third party will verify the Company’s score to determine whether the Company meets the 80-point minimum bar for certification. Once certified, the Company must make its assessment score transparent on the independent third party’s website, and will be required to update its assessment and verify its updated score every three years. Acceptance as a Certified B Corporation and continued certification is at the sole discretion of the independent third party, and there can be no assurance that the Company will be able to obtain and maintain this certification. As noted above, the Company’s application to become a Certified B Corporation is in-process. The independent third party has not yet completed its review of the Company’s file and assessment, and has not yet fully analyzed, certified or provided any report of the Company’s public benefit performance or impact on society and the environment. The independent third party organization has confirmed it is working diligently to complete the Company’s application, assessment and verification processing, but has also notified the Company that due to COVID-19 delays, they cannot commit to a formal completion date.

In assessing our public benefit performance for purposes of the annual benefit reports to be distributed to our stockholders, our Board plans to utilize the Company’s impact score and assessment from the independent third party described above, and will consider, among other factors, whether the objectives and standards used to measure our public benefit performance are (i) comprehensive in assessing the effects of our conduct and operations on our employees, suppliers, customers, local communities and society, as well as the local and global environment, (ii) credible and comparable to the objectives and standards created and used by other independent third parties that evaluate the social and environmental performance of other benefit corporations, and (iii) transparent (made publicly available).

Legal Proceedings

There are currently no legal proceedings that the Company is aware of that are material to the business or financial condition of the Company.

Employees

We currently have 15 full-time employees and 6 part-time employees. We do not currently have any pension, health, annuity, insurance, profit sharing, or similar employee benefit plans, although we may choose to adopt such plans in the future.

We plan to increase our employee base over the next few years in order to execute the Company’s on-going business plans.

We plan to engage contractors from time to time on an as-needed basis to consult with us on specific corporate affairs, or to perform specific tasks in connection with our business development activities. We currently have approximately 30 contractors or consultants engaged to support the Company’s operations.

Corporate Information

Our principal executive offices are located at 18575 Jamboree Road #6, Irvine, California 92612, in a shared commercial office space (WeWork at The Boardwalk). Our telephone number is +1 (541) 581-0470. Our primary website address is www.greenfieldgroves.com and we own several domains to support our various consumer branded product lines, which can be found through our primary website.

Item 2.   Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations, the actual outcomes of which involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated or implied in our forward-looking statements due to a number of factors, including those discussed elsewhere in this Annual Report. Please see the notes to our financial statements for information about our significant accounting policies.

Operating Results

Results of Operations for the Year Ended December 31, 2020 and the Period from February 19, 2019 (Inception to December 31, 2019

Revenues and Costs of Goods Sold

We reported net sales of $388,051 for the year ended December 31, 2020, compared to net sales of $89,705 for the period from February 19, 2019 (inception) to December 31, 2019. The increase in net sales relates primarily to the sale of hemp product to Eagle Hemp for $250,000 pursuant to the Strategic Relationship Agreement entered into in June 2020.

Costs of goods sold totaled $323,214 in the year ended December 31, 2020, compared to a total of $68,030 for the period from February 19, 2019 (inception) to December 31, 2019. The increase in cost of goods sold was a direct result of the costs associated with the fulfillment of the sale of hemp product to Eagle Hemp in June 2020.

Gross profit for the year ended December 31, 2020 totaled $64,837, compared to gross profit of $21,675 for the period from February 19, 2019 (inception) to December 31, 2019.

We are an early stage company with a very limited operating history upon which to base an evaluation of our business and prospects. Our short operating history may hinder our ability to successfully meet our objectives and makes it difficult for potential investors to evaluate our business or prospective operations.

Operating Expenses

Research and Development Expenses

Research and development costs are charged to expense as incurred and include both internal and external product formulation, costs related to adapting new technology to our existing products and concepts and various conceptual and exploratory projects with respect to packaging and marketing. Research and development expenses totaled $18,751 for the year ended December 31, 2020, compared to $18,734 for the period from February 19, 2019 (inception) to December 31, 2019. Expenditures on research and development remained consistent year over year.

Selling, General and Administrative Expenses (SGA)

Selling, general and administrative expenses consist primarily of professional fees, rent, marketing, sundry office expenditures, travel expenses and utilities. Selling, general and administrative expenses were $850,473 for the year ended December 31, 2020, compared to $178,771 for the period from February 19, 2019 (inception) to December 31, 2019. The increase in expenses relates primarily to increased business operations and corporate organizational expenses as well as increased professional fees and other expenses related to our Regulation A Offering. Professional fees included as a part of SGA increased substantially year over year from $45,833 in 2019 to $501,456 in 2020.

Salaries

Accrued salaries totaled $678,638 for the year ended December 31, 2020, compared to $386,175 for the period from February 19, 2019 (inception) to December 31, 2019, and include amounts payable to our CEO and Vice President. The increase in salary expenses over these periods is a direct result of the addition of our Vice President as an employee and officer in October 2019.

Contract Labor

Contract labor expenses totaled $122,974 for the year ended December 31, 2020, compared to $225,112 for the period from February 19, 2019 (inception) to December 31, 2019, and includes amounts paid to contractors providing various services to the Company. The decrease in expenses over these periods relates primarily to a decline in contract labor requirements during the second half of fiscal 2020.

Net Loss

During the year ended December 31, 2020, the Company incurred a net loss of $1,603,605, compared to a net loss of $789,797 during the period from February 19, 2019 (inception) to December 31, 2019. The increase in net loss over these periods relates primarily to substantially increased professional fees in 2020 as a result of the filing of our Offering Circular to commence our Regulation A Offering, as well as a full year of salaries for our two key officers. General and administrative expenses also increased year over year as we expanded our operations.

COVID-19

In March 2020 the World Health Organization declared coronavirus COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, leading to an economic downturn. It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on the Company’s business or results of operations at this time.

Liquidity and Capital Resources

The Company had cash in the amount of $72,957 as of December 31, 2020, compared to cash in the amount of $234 as of December 31, 2019. The Company had a working capital deficit of $1,490,586 as of December 31, 2020, compared to a working capital deficit of $305,254 as of December 31, 2019.

To date, we have generated negative cash flows from operating activities. All costs incurred in connection with our formation, development, legal services and support have been funded primarily by our founder, by raising capital from private placements, and by revenues generated from operations.

Our future expenditures and capital requirements will depend on numerous factors, including the success of the Regulation A Offering and the progress of our research and development efforts. We believe that if we raise $50,000,000 in the Regulation A Offering, we will have sufficient capital to finance our operations for at least the next 36 months; however, if we do not sell the maximum amount or if our operating and development costs are higher than expected, we will need to obtain additional financing prior to that time. Further, we expect that after such 36-month period, we will be required to raise additional funds to finance our operations until such time that we can conduct profitable revenue-generating activities. However, no assurances can be made that we will be successful in obtaining additional equity or debt financing, or that we will ultimately achieve profitable operations.

The Company’s Regulation A Offering was qualified by the Securities and Exchange Commission (the “SEC”) on January 13, 2021. Pursuant to the Regulation A Offering, the Company is qualified to offer and sell up to 50,000,000 shares of Common Stock at a purchase price of $1.00 per share. As of the date of this Annual Report, the Company has sold a total of 97,000 shares of Common Stock in the Regulation A Offering, for gross proceeds of $97,000.

The Company does not currently have any revolving credit facilities; however, we have entered into various short and long term notes payable with third parties, and with our officers and directors for loan proceeds to meet operational shortfalls. As of December 31, 2020, and December 31, 2019, respectively, we had long term notes payable with terms of 1-3 years of $217,895 (including a PPP loan of $127,495 as discussed below) and $32,000, and related party notes payable of  $223,173 and $285,728. As of December 31, 2020, and December 31, 2019, respectively, we had short term notes payable with terms of less than one year of $32,000 and $27,680.

As a result of the COVID-19 pandemic, the Company received a loan in the amount of $127,495 from Bank of the West pursuant to a Promissory Note dated May 5, 2020 under the SBA Paycheck Protection Program (the “PPP Loan”). The PPP Loan accrues interest a 1% per annum and matures on May 5, 2022 (on the two-year anniversary of the initial disbursement date). Principal and interest payments under the note are deferred for the first six months of the term. If the entire principal balance and accrued interest under the note is not forgiven within the first six months of the term, then the principal balance, together with accrued interest, will be payable in 18 equal monthly installments until the maturity date. An event of default will occur under the note if, among other things, the Company reorganizes, merges, consolidates or otherwise undergoes a change in ownership or business structure without the lender’s prior written consent. The Company may prepay the note at any time without penalty. The PPP Loan has not been forgiven as of the date of this Annual Report, as the Company has not yet been able to apply for forgiveness through the Bank of the West portal. While we believe that our use of the PPP Loan proceeds will meet the conditions for forgiveness and expect the loan to be forgiven, no assurances can be made that the PPP Loan will be forgiven, in whole or in part. The Company intends to apply for forgiveness of the PPP Loan as soon as practicable during fiscal 2021.

In addition, during the year ended December 31, 2020, the Company received a grant in the amount of $10,000 from the SBA, which was made in connection with the Company’s application for an Economic Injury Disaster Loan (the “EIDL”) and is not required to be repaid. Subsequently, on August 11, 2020, the Company received an EIDL in the amount of $60,400 from the SBA for working capital purposes, pursuant to the terms and conditions set forth in a Loan Authorization and Agreement, Note, and Security Agreement between the Company and the SBA. The EIDL accrues interest at the rate of 3.75% per annum and matures on August 11, 2050 (30 years from the date of the note). Pursuant to the terms of the loan agreement, the Company granted the SBA a security interest in all of its tangible and intangible personal property to secure payment and performance of the Company’s obligations. The loan agreement contains certain affirmative and restrictive covenants, including a covenant prohibiting the Company from selling or transferring any collateral (other than the sale of inventory in the ordinary course of business) without the SBA’s prior written consent, as well as a covenant prohibiting the Company from making any distribution of assets or any direct or indirect advance, by way of a loan, gift, bonus or otherwise, to any owner or employee of the Company or its affiliates without the SBA’s prior written consent. An event of default will occur under the note if, among other things, the Company reorganizes, merges, consolidates or otherwise undergoes a change in ownership or business structure without the SBA’s prior written consent. The Company may prepay the note at any time without notice or penalty.

On December 1, 2020, the Company’s Board approved an offering of up to 1,000,000 shares of the Company’s Common Stock, at a purchase price of $0.50 per share, for gross proceeds of up to $500,000, pursuant to a private offering pursuant to Rule 506(b) promulgated under the Securities Act. As of December 31, 2020, the Company sold 427,000 shares of Common Stock to accredited investors in the private offering, for gross proceeds of $213,500.

Contractual Obligations and Commitments for Capital Expenditures

On September 2, 2020, the Company entered into an Asset Purchase Agreement with HT, pursuant to which the Company agreed to purchase a proprietary telehealth/telemedicine software platform from HT, which the Company will use for its telehealth/telemedicine business. Upon the closing of the Asset Purchase Agreement, the Company will deliver to HT $500,000 and 500,000 shares of Common Stock as consideration for the software program, and the Company will enter into a separate licensing agreement with HT’s affiliates, BodyPro Chiropractic and Wellness and Dr. Tony Ganem, on a non-exclusive, perpetual, royalty-free basis, for the limited purpose of the continuation of their existing medical practice. HT and its affiliates will benefit from any updated software features developed by the Company going forward, at no additional cost to them. Following the closing, in the event the Company licenses the software to any third party licensee mutually agreed upon by the parties, the Company will pay to HT a royalty fee equal to 50% of any licensing fees received by the Company from such licensee. The Company will also pay HT an amount equal to 50% of the net profit of any affiliate sales in which the purchased assets are used to generate the sale. The Asset Purchase Agreement provides for a right of first refusal in favor of the Company with respect to the shares of Common Stock to be issued to HT, as well as a put right in favor of HT pursuant to which HT may require the Company to repurchase the shares at a purchase price of $1 per share at any time after 24 months following the closing, subject to certain conditions. The closing of the Asset Purchase Agreement is expected to occur once the Company has raised at least $1,000,000 in the Regulation A Offering. The agreement may be terminated by either party upon a material breach by the other party prior to closing, or by either party if the closing has not occurred by March 31, 2021. Both Parties have agreed to extend the period for closing under the Asset Purchase Agreement through September 2021, with a mutual agreement to extend further if needed to allow the Company to raise the required funds to complete the transaction.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.

Going Concern

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company’s ability to continue as a going concern is contingent upon its ability to raise additional capital as required. As of December 31, 2020, the Company has incurred an accumulated deficit of $2,416,689. We have funded our operations to date from cash provided by our founder, capital raised through private placements, and revenues generated from operations, and we intend to finance our ongoing operations initially through equity and debt financings, including the Regulation A Offering.

We continually evaluate our plan of operations to determine the manner in which we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the availability of cash to implement that aspect of the plan and other factors beyond our control. There is no assurance that we will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund our ongoing operations.

These circumstances raise substantial doubt on our ability to continue as a going concern. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Trend Information

Because we only began operations in 2019 and have a limited operating history, we are unable to identify any significant recent trends in revenue or expenses, production, sales and inventory, and we are unable to identify any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this Annual Report to not be indicative of future operating results or financial condition.

Item 3.  Directors and Officers

Directors, Executive Officers and Significant Employees

The table below sets forth our directors and executive officers of as of the date of this Annual Report.

Name	Position	Age	Term of Office
Executive Officers:
Lindsay Giguiere	Chief Executive Officer, President, Secretary and Treasurer	38	February 2019 – Present
William Joshua (Josh) White	Vice President	48	October 2019 – Present

Directors:
Lindsay Giguiere	Director	38	February 2019 – Present
Jessica Craver	Director	37	October 2020 – Present

Both Ms. Giguiere and Mr. White work full-time for the Company. There are employment agreements and indemnification agreements in place between the Company and both Lindsay Giguiere and Josh White, as described in further detail below. Other than the employment agreements described below, there is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Each officer holds office until his or her successor is elected and qualified. Directors are elected at each annual meeting of the stockholders to serve until the next annual meeting of the stockholders and until their successors have been elected and qualified.

Certain Relationships

There are no family relationships between any of our directors, executive officers and significant employees.

Except as set forth above and in our discussion below in “Interest of Management and Others in Certain Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Business Experience

Lindsay Giguiere, Founder, Chief Executive Officer, President, Secretary, Treasurer and Director

Lindsay Giguiere is an experienced entrepreneur with nearly 20 years of experience in the personal care, health, wellness, fashion marketing, merchandising and life-coaching industries. Ms. Giguiere’s career as a successful retail strategist, trend forecaster, and buyer behavior segmentation specialist led her to the founding of Greenfield Groves in 2019, through which she aims to improve access to health and wellness through the Company’s variety of product and service offerings. Ms. Giguiere has extensive experience pioneering and promoting scalable customer loyalty programs for luxury retail brands, including Jimmy Choo (2010 – 2013), Nieman Marcus and Marc Jacobs (2008 – 2009). From 2014 through 2019, Lindsay was focused on developing her family, charitable activities and identifying opportunities to leverage her diverse skill set. Ms. Giguiere graduated from the Fashion Institute of Design and Merchandising in 2008, with an emphasis in Marketing.
Jessica Craver, Director
Jessica Craver is an experienced sales executive with nearly 15 years of large-scale hardware and software technology sales, implementation, and on-going management experience. Ms. Craver has an established career in enterprise transactions, with demonstrable revenue generation and achievement, and has served as an Account Executive at SHI International since 2014. Ms. Craver’s past sales and marketing experience includes positions at Arizona Sports 98.7FM (2013 – 2014), Republic Media, A Gannett Company (2011 – 2013), Fetchback, an Ebay Company (2010), and Eckley & Associates, P.C. (2008 – 2010). Ms. Craver holds a BS from Arizona State University.

William Joshua White, Vice President

William Joshua (Josh) White has more than 20 years of experience in the design, implementation and management of cultivation and propagation facilities for flowering plants. Since 2019, Mr. White has managed the Greenfield Groves agribusiness and supply chain operations. Mr. White’s business acumen and mechanical aptitude, combined with his expertise in modern farming practices, primes the Company’s eco-friendly farming practices to support our agribusiness operations and the Company’s vertically aligned business model. Prior to Greenfield Groves, Mr. White led various agribusiness endeavors, public works architecture planning efforts and construction management projects throughout the State of California through his consulting firms, FTF Ag (2018 – 2019) and Solutions 24/7 (2015 – 2018).

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past five years:

•	been convicted in a criminal proceeding (excluding traffic violations and other minor offenses); or
•
had any bankruptcy petition filed under the federal bankruptcy laws or any state insolvency laws by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time.

In addition, to our knowledge, none of our current directors or executive officers is subject to any of the disqualification events described in Rule 262(a) under the Securities Act.

Although not within the last 10 years, for purposes of full transparency and complete disclosure, we note that our Vice President, Josh White, was previously incarcerated from October 2005 to October 2010 and convicted of violating the CSA. In March 2007, Mr. White entered into a plea agreement and pled guilty to the charge of conspiracy to manufacture, distribute, and possess with intent to distribute marijuana in violation of the CSA (21 U.S.C. §§ 841(a)(1) and 846), following his arrest and the seizure of approximately 72.8 kilograms (169 plants) of marijuana at the homes of Mr. White and a few other individuals upon the execution of federal search warrants in October 2005. Mr. White served five years of imprisonment, which was equal to the minimum potential sentence for his conviction.

The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Compensation of Directors and Executive Officers

The following table represents information regarding the total compensation earned by the Company’s directors and executive officers during the year ended December 31, 2020:

Name and Capacity in which	Cash Compensation	Other Compensation	Total Compensation
Compensation was Received	($)	($) (1)	($)
Lindsay Giguiere (CEO, President, Secretary, Treasurer and Director)	$373,133	$-	$373,133
William Joshua White (Vice President)	$300,000	$-	$300,000
Jessica Craver (2)	$-	$149,439	$149,439

(1)
Any values reported in the “Other Compensation” column, if applicable, represents the aggregate grant date fair value, computed in accordance with Accounting Standards Codification (ASC) 718 Share Based Payments, of grants of stock options to each of our named executive officers and directors.

(2)
Ms. Craver was granted 250,000 stock options on October 1, 2020 with a fair market value on grant date of $149,439, which amount is being amortized over the 36-month vesting term of the options.  During the year ended December 31, 2020 a total of $12,453 was expensed as stock based compensation in respect to the options which vested in the period.

Director Compensation

We currently have two directors on our Board. We currently do not pay our directors any cash compensation for their services as Board members, but intend to provide a quarterly stipend of $1,000 to each director in the future, depending in part upon the success of the Regulation A Offering.

On February 19, 2019, our founder and sole initial director at the time, Lindsay Giguiere, was granted options to purchase 1,000,000 shares of our Common Stock, at an exercise price of $0.00001 per share, pursuant to the Company’s 2019 Equity Incentive Plan.

Effective October 1, 2020, our second director, Jessica Craver, was granted options to purchase 250,000 shares of our Common Stock, at an exercise price of $0.50 per share, pursuant to the Company’s 2019 Equity Incentive Plan.

Employment Agreements, Arrangements or Plans

We have employment agreements in place with our two executive officers, Lindsay Giguiere and Josh White. The initial term of each employment agreement is for a period of three years, to be extended automatically for successive one-year periods unless terminated earlier by either party upon written notice at least 60 days prior to the end of the initial term or applicable one-year extension period. Lindsay Giguiere is entitled to an annual base salary of $350,000 pursuant to her employment agreement, and Josh White is entitled to an annual base salary of $300,000 pursuant to his employment agreement. The executive officers’ salaries will be accrued but not paid until the Board reasonably determines that the Company is in a financial position to pay such salaries without jeopardizing the Company’s ability to continue as a going concern. Each executive is also eligible to receive an annual bonus, in the Board’s discretion.

The employment agreements may be terminated at any time and for any reason by the Company or the executive officer. If the Company terminates the executive officer’s employment for cause, as defined in the agreement, or the executive officer terminates the agreement without good reason, as defined in the agreement, or the executive officer’s employment is terminated due to death or disability, as defined in the agreement, then the executive officer (or the executive officer’s estate and/or beneficiaries, as applicable) will be entitled to any accrued but unpaid base salary and accrued but unused paid time off, reimbursement for unreimbursed expenses properly incurred during the term of employment, and such employee benefits to which the executive officer may be entitled under the Company’s employee benefit plans as of the date of termination. If the executive officer’s employment is terminated by the Company without cause or by the executive officer for good reason (as such terms are defined in the agreement) after the date on which the Board reasonably determines that the Company is in a financial position to pay the executive officers’ salaries, then the executive officer will be entitled to receive, in addition to the accrued amounts described in the foregoing sentence, and subject to certain conditions (including the execution and delivery of a release of claims in favor of the Company and its affiliates, and compliance with certain restrictive covenants), severance compensation from the Company equal to 50% of the executive officer’s then current base salary for one year following termination, and reimbursement for monthly COBRA premiums paid by the executive officer until the earliest of (i) 12 months following the executive officer’s termination date, (ii) the date on which the executive officer is no longer eligible to receive COBRA continuation coverage, and (iii) the date on which the executive officer becomes eligible to receive substantially similar coverage from another employer or other source.

Each of our executive officers and directors is also eligible to receive awards under the Company’s 2019 Equity Incentive Plan.

We do not currently have any other written employment agreements, arrangements or plans with any of our directors, officers or significant employees.

Item 4.  Security Ownership of Management and Certain Securityholders

The following table shows the beneficial ownership of our Common Stock as of April 29, 2021 held by (i) each person known to us to be the beneficial owner of more than 10% of any class of our voting securities; (ii) each director who beneficially owns more than 10% of any class of our voting securities; (iii) each executive officer who beneficially owns more than 10% of any class of our voting securities; and (iv) all directors and executive officers as a group. As of April 29, 2021, there were 70,524,000 shares of Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to convertible securities, options, warrants and other rights which are currently exercisable or which may become exercisable within 60 days of the date of this Annual Report, are deemed outstanding and beneficially owned by the person holding such convertible securities, options, warrants or other rights for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

The percentages below are based on fully diluted shares of our Common Stock as of April 29, 2021. Unless otherwise indicated, the business address of each person listed is c/o Greenfield Groves Inc., 18575 Jamboree Road #6, Irvine, California 92612.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Amount and Nature of Beneficial Ownership of Common Stock Acquirable (by Exercise of Option or Conversion of Security)	Percent of Class

Directors and Executive Officers:
Lindsay Giguiere	50,000,000	50,722,222 (1)	83.07%
William Joshua White	20,000,000	0	28.36%
Jessica Craver	5,000	48,611 (2)	*
All directors and named executive officers as a group (3 persons)	70,005,000	50,770,833	99.57%

Greater than 10% Securityholders:
None (other than the Directors and Executive Officers above)

*indicates less than 1%
(1) Includes (i) 50,000,000 shares of Common Stock issuable upon conversion of 5,000,000 shares of Series A Preferred Stock, and (ii) 722,222 fully vested stock options granted February 19, 2019 pursuant to the Company’s 2019 Equity Incentive Plan.
(2) Includes 48,611 fully vested stock options granted October 1, 2020 pursuant to the Company’s 2019 Equity Incentive Plan

Item 5.   Interest of Management and Others in Certain Transactions

Transactions with Related Persons

Except as described below and except for employment arrangements which are described under “Compensation of Directors and Executive Officers” above, since our inception date of February 19, 2019, there has not been, nor is there currently proposed, any transaction in which (i) the Company is or was a participant, (ii) the amount involved exceeds the lesser of $120,000 and 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years, and (iii) any of our directors, executive officers, holders of more than 10% of our Common Stock, promoters, or any immediate family member of any of the foregoing, had or will have a direct or indirect material interest.

On October 1, 2019, the Company entered into an Asset Purchase Agreement with William Joshua White, pursuant to which the Company purchased certain agribusiness equipment valued at approximately $173,000, and 50,000 pounds of hemp raw material valued at approximately $150,000 (for a total value of approximately $323,000 for the purchased assets), in exchange for the issuance of 20,000,000 shares of Common Stock to Mr. White.  Concurrently the Company entered into an employment agreement with Mr. White to serve as our Vice President and agribusiness operations manager, as described in further detail under “Compensation of Directors and Executive Officers” above.  The Company subsequently sold the 50,000 pounds of hemp to Eagle Hemp in June 2020 pursuant to the Strategic Relationship Agreement between the Company and Eagle Hemp.

The Company made and delivered a promissory note in the principal amount of $285,728 in favor of our founder and CEO, Lindsay Giguiere, on December 31, 2019. The promissory note is unsecured, non-interest bearing and has a term of three years. The Company may repay the outstanding balance under the promissory note at any time without penalty.

On January 29, 2020, the Company made and delivered a promissory note in the principal amount of $30,000 in favor of LJ Direction LLC, a company owned by Lindsay Giguiere’s father. The promissory note is unsecured, bears interest at the rate of 5% per annum, and matures three years following the date of its delivery. The Company may repay the outstanding balance under the promissory note at any time without penalty. In the event of default, the entire unpaid balance of the note will become immediately due and payable and will accrue interest at the rate of 10% per annum until paid in full.

On June 18, 2020, the Company made and delivered a promissory note in the principal amount of $27,500 in favor of our Vice President, William Joshua White. The promissory note is unsecured, non-interest bearing, and matures three years following the date of its delivery. The Company may repay the outstanding balance under the promissory note at any time without penalty.

On September 16, 2020, the Company made and delivered a promissory note in the principal amount of $100,000 in favor of our founder and CEO, Lindsay Giguiere.  The note matures three years from the date of its delivery, is unsecured and non-interest bearing. The Company may repay the outstanding balance under the promissory note at any time without penalty.

On December 20, 2020, the Company made and delivered a promissory note in the principal amount of $10,000 in favor of our founder and CEO, Lindsay Giguiere. The promissory note is unsecured, non-interest bearing and matures three years following its date of delivery. The Company may repay the outstanding balance under the promissory note at any time without penalty.

During the year ended December 31, 2020, the Company repaid certain amounts against the balance of the related party loans received from Lindsay Giguiere, leaving a cumulative principal balance of $195,673 owing to Ms. Giguiere as of December 31, 2020.

We have also entered into indemnification agreements with each of our directors and executive officers. In general, these indemnification agreements require the Company to indemnify a director to the fullest extent permitted by law against liabilities that may arise by reason of his or her service for the Company.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officers, directors and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval or ratification of our Board, or an appropriate committee thereof. On a moving forward basis, our directors will continue to approve any related party transactions.

Item 6.  Other Information

Engagement of Independent Certifying Accountant

On April 16, 2021, the Company engaged Pinnacle Accountancy Group of Utah, Certified Public Accountants, a dba of Heaton & Company, PLLC (“Pinnacle”), as its independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ended December 31, 2020. The engagement of Pinnacle was approved by the Company’s Board of Directors effective April 7, 2021.

During each of the Company’s two most recent fiscal years (including the period from the Company’s inception to December 31, 2019 and the fiscal year ended December 31, 2020) and through the interim period preceding the engagement of Pinnacle, the Company (a) has not engaged Pinnacle as either the principal accountant to audit the Company’s financial statements, or as an independent accountant to audit a significant subsidiary of the Company and on whom the principal accountant is expected to express reliance in its report; and (b) has not consulted with Pinnacle regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by Pinnacle that Pinnacle concluded was an important factor to be considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K.

Item 7.   Financial Statements

Index to Financial Statements

 Audited Financial Statements
As of and for the the fiscal year ended December 31, 2020 and for the period from February 19, 2019 (inception) through December 31, 2019

Independent auditors' reports	F-1 and F-2
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-3
Consolidated Statements of Operations for the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019	F-4
Consolidated Statements of Stockholders’ Deficit for the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019	F-5
Consolidated Statements of Cash Flow for the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019	F-6
Notes to the audited financial statements	F-7

REPORT OF INDEPENDENT AUDITOR
To the Board of Directors and Stockholders
Greenfield Groves Inc.

Report on the Financial Statements
We have audited the accompanying balance sheet of Greenfield Groves Inc. (the Company) as of December 31, 2020, and the related statements of operations, stockholders’ deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements).
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 1 to the financial statements, the entity has suffered a loss from operations, has a working capital deficit, has used cash in operations, and has stated that substantial doubt exists about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Heaton & Company, PLLC

We have served as the Company’s auditor since 2021.

Heaton & Company, PLLC
Farmington, Utah
April 30, 2021

Independent Auditors' Report
Board of Directors and Stockholders
Greenfield Groves Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Greenfield Grove Inc. (the “Company”), which comprise the balance sheet as of December 31, 2019, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from February 19, 2019 (“Inception”) through December 31, 2019, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the period from Inception through December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 1 to the financial statements, the entity has suffered a loss from operations, has a working capital deficit, has used cash in operations, and has stated that substantial doubt exists about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Hall & Company
Irvine, CA
November 20, 2020

GREENFIELD GROVES INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$72,957	$234
Inventory	-	201,567
Prepaid expenses	17,970	66,030
Total current assets	90,927	267,831

Property and equipment, net	130,445	165,230
Intangible assets	15,958	-
Total Assets	$237,330	$433,061

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$532,846	$57,560
Accrued compensation and/or related liabilities – related parties	1,016,667	386,175
Deferred revenue	-	101,670
Notes payable	32,000	27,680
Total current liabilities	1,581,513	573,085

Notes payable	187,895	32,000
Notes payable, related party	253,173	285,728
Dividends payable	23,287	10,787
Total liabilities	2,045,868	901,600

Stockholders’ deficit
Preferred stock, par value $0.00001, 50,000,000 shares authorized, 5,000,000 shares issued and outstanding as of December 31, 2020 and December 31, 2019 (liquidation preference of $67,021 and $60,787, respectively)	50	50
Common stock, par value $0.00001, 450,000,000 shares authorized, 70,427,000 and 700,000,000 shares issued and outstanding as at December 31, 2020 and December 31, 2019	704	700
Additional paid in capital	607,397	331,295
Accumulated deficit	(2,416,689)	(800,584)
Total stockholders’ deficit	(1,808,538)	(468,539)
Total liabilities and stockholders’ deficit	$237,330	$433,061

The accompanying notes are an integral part of these audited consolidated financial statements

GREENFIELD GROVES INC.
STATEMENTS OF CONSOLIDATED OPERATIONS

	Year ended December 31,	February 19, 2019 (inception) to December 31,
	2020	2019

Net sales	$388,051	$89,705
Cost of goods sold	323,214	68,030
Gross profit	64,837	21,675

Operating expenses
Research and development expenses	18,751	18,734
Contract labor	122,974	225,112
Salaries	678,638	386,175
Professional fees	501,456	45,833
Selling, general and administrative	349,017	132,938
Total operating expenses	1,670,836	808,792

Operating loss	(1,605,999)	(787,117)

Other income (expense)
SBA grant	10,000	-
Interest (expense)	(7,606)	(2,680)
Total other income (expense), net	2,394	(2,680)

Loss before income taxes	(1,603,605)	(789,797)
Income taxes	-	-
Net income (loss)	$(1,603,605)	$(789,797)

Accrued dividends on preferred stock	12,500	10,787

Net loss attributable to common stockholders	$(1,616,105)	$(800,584)

Net income loss per common share, basic and diluted	$(0.02)	$(0.01)

Weighted average common shares outstanding, basic and diluted	70,000,000	55,777,778

The accompanying notes are an integral part of these audited consolidated financial statements

GREENFIELD GROVES INC.
STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Preferred Shares		Common Stock		Additional Paid-in	Accumulated	Total Shareholders
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, Inception (February 19, 2019)	-	$-	-	$-	$-	$-	$-
Shares issued to founder on inception	5,000,000	50	50,000,000	500	-	-	550
Fair value of options granted to founder at inception	-	-	-	-	10	-	10
Fair value of options granted	-	-	-	-	7,558	-	7,558
Shares issued for purchase of assets	-	-	20,000,000	200	323,727	-	323,927
Dividend for preferred shares	-	-	-	-	-	(10,787)	(10,787)
Net loss	-	-	-	-	-	(789,797)	(789,797)
Balance December 31, 2019	5,000,000	50	70,000,000	700	331,295	(800,584)	(468,539)

Private placement	-	-	427,000	4	213,496	-	213,500
Fair value of options granted	-	-	-	-	62,606	-	62,606
Dividend for preferred shares	-	-	-	-	-	(12,500)	(12,500)
Net loss	-	-	-	-	-	(1,603,605)	(1,603,605)
Balance December 31, 2020	5,000,000	$50	70,427,000	$704	$607,397	$(2,416,689)	$(1,808,538)

The accompanying notes are an integral part of these audited consolidated financial statements

GREENFIELD GROVES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,	February 19, 2019 (inception) to December 31,
	2020	2019
OPERATING ACTIVITIES:
Net loss	$(1,603,605)	$(789,797)
Adjustments to reconcile net loss to net cash flows provided by (used in) operating activities:
Depreciation	34,785	8,697
Stock based compensation	62,606	7,568
Amortization of debt discount	820	2,680
Changes in operating assets and liabilities:
Inventory	201,567	(51,567)
Prepaid expenses	48,060	(66,030)
Accounts payable and accrued expenses	475,286	57,560
Accrued compensation and related liabilities – related parties	630,492	386,175
Deferred revenue	(101,670)	101,670
Net cash provided by (used in) operating activities	(251,659)	(343,044)

INVESTING ACTIVITIES:
Intangible assets	(15,958)	-
Net cash (used in) investing activities	(15,958)	-

FINANCING ACTIVITIES:
Proceeds from notes payable, net	207,895	(79,469)
Repayment to notes payable	(48,500)	-
Proceeds from/to notes payable, related parties,	167,500	365,197
(Repayment) to notes payable, related parties	(200,055)	-
Proceeds from common stock and preferred shares	213,500	550
Net cash provided by financing activities	340,340	343,278

Net increase in cash	72,723	234

Cash, beginning of period	234	-
Cash, end of period	$72,957	$234

Supplemental cash flow disclosures
Interest paid	$5,000	$-
Income taxes paid	$-	$-

Supplemental disclosure of non-cash transactions:
Dividend payable	$12,500	$10,787
Fixed assets acquired with common stock	$-	$173,927
Inventory acquired with common stock	$-	$150,000

The accompanying notes are an integral part of these audited consolidated financial statements

GREENFIELD GROVES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND BUSINESS

Greenfield Groves Inc. (the “Company” or “Greenfield”) was incorporated in the State of Nevada on February 19, 2019 (“Inception”).

The Company’s product lines and telehealth services include: general wellness and medical applications; alternative and holistic medicines combining organically grown botanicals, hemp-derived cannabinoids, and other botanical ingredients found in modern-day self and home-care product formulations; traditionally prescribed medicines; and overall mental health services.

During the fiscal year ended December 31, 2020 the Company acquired from the Company’s founder and/or incorporated the following limited liability companies:

Herban Goods LLC
Feravana LLC
Smiles For Miles LLC
Greenfield Grows LLC
Felicitails LLC
Danavi LLC
Sensesativa LLC
Novus Innovo LLC

The entities have been incorporated in order for the Company to pursue a vertically-integrated agribusiness, consumer products and telehealth service business aimed to improve consumer access to personalized health and wellness solutions through a variety of branded consumer products and telehealth/telemedicine services.  Presently the incorporated entities have no operations outside their formation.

Going Concern

These consolidated financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. While the Company has generated revenues, these revenues are not yet sufficient to meet the Company’s ongoing operational overhead. At December 31, 2020, the Company had a working capital deficit of $1,490,586 and an accumulated deficit of $2,416,689. The continuation of the Company as a going concern is dependent upon the continued financial support from its officers, directors and founding shareholder, the ability to raise equity or debt financing, and the attainment of profitable operations from the Company's future business. These factors raise substantial doubt regarding the Company's ability to continue as a going concern.

The recent COVID-19 pandemic could have an adverse impact on the Company going forward.  COVID-19 has caused significant disruptions to the global financial markets, which may severely impact the Company’s ability to raise additional capital and to pursue certain planned business activities. The Company may be required to cease operations if it is unable to finance its’ operations. The full impact of the COVID-19 outbreak continues to evolve as of the date of this report and is highly uncertain and subject to change. Management is actively monitoring the situation but given the daily evolution of the COVID-19 outbreak, the Company is not able to estimate the effects of the COVID-19 outbreak on its operations or financial condition in the next 12 months. There are no assurances that the Company will be able to meet its obligations, raise funds or continue to implement its planned business objectives to obtain profitable operations.

These consolidated financial statements reflect all adjustments consisting of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the results for the periods shown. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

GREENFIELD GROVES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

Consolidation – These consolidated financial statements include the accounts of Greenfield Groves Inc. and its wholly owned non-operating subsidiaires as follows:

Herban Goods LLC
Feravana LLC
Smiles For Miles LLC
Greenfield Grows LLC
Felicitails LLC
Danavi LLC
Sensesativa LLC
Novus Innovo LLC

All significant intercompany accounting transactions have been eliminated as a result of consolidation. Activities of the subsidiaries are currently limited to costs of formation.

Use of Estimates – The preparation of the financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates.

Cash and Cash Equivalents – The Company considers all highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Fair Value Measurements – Fair value is defined as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The accounting guidance establishes a three-level hierarchy for disclosure that is based on the extent and level of judgment used to estimate the fair value of assets and liabilities.

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

The carrying values of cash, prepaid expense, accounts payable, accrued expense, and notes payable approximate their fair values as of December 31, 2020 and December 31, 2019.

Accounts Receivable and Allowance for Doubtful Accounts – Accounts receivable are stated at their historical carrying amount net of write-offs and allowance for uncollectible accounts. The Company routinely assesses the recoverability of all customer and other receivables to determine their collectability and record a reserve when, based on the judgement of management, it is probable that a receivable will not be collected, and the amount of the reserve may be reasonably estimated. When collection is no longer pursued, the Company charges uncollectable accounts receivable against reserves. The Company did not have accounts receivable at December 31, 2020 or December 31, 2019.

Inventory – Inventory is stated at the lower of cost or net realizable value, with cost being determined on an average cost basis. The Company performs an assessment of inventory obsolescence to measure inventory at the lower of cost or net realizable value. Factors considered in the determination of obsolescence include slow-moving or non-marketable items. No inventory was written off as being obsolete during in years ended December 31, 2020 and during the period from February 19, 2019 (inception) to December 31, 2019.

GREENFIELD GROVES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICES (continued)

Property & Equipment – Equipment is stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Depreciation is provided on a straight-line basis over the assets estimated useful lives. Maintenance or repairs are charged to expense as incurred. Upon sale or disposition, the historically recorded asset cost and accumulated depreciation are removed from the respective accounts and any related gain or loss is recognized. Furniture and fixtures, computer equipment, and vehicles & farm equipment generally have estimated useful lives of ten, three, and five years, respectively. Leasehold improvements are depreciated over the shorter of their lease term or their useful life.

Impairment of Long-Lived Assets - Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value. During the period from February 19, 2019 (inception) to December 31, 2019, and the fiscal year ended December 31, 2020 there was no impairment of long-lived assets.

Intangible Assets - Intangible assets consists of trademarks, trade names and patent registration costs. Finite-lived intangible assets will be amortized over their estimated useful lives using the straight-line method, which approximates the pattern in which the economic benefits are consumed. Indefinite-lived intangible assets are tested for impairment at least annually and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Indefinite-lived intangible assets are impaired if their estimated fair values are less than their carrying value.

Revenue Recognition – The Company has adopted Accounting Standards Codification (‘ASC 606”) — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from agreements and contracts by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

Costs of revenue consist of the direct expenses incurred to generate revenue. Such costs are recorded as incurred. The Company’s cost of revenue consists primarily of fees associated with production of private label and non-private label products sold, including packaging, materials and production costs.

The majority of the Company’s revenue contracts represent a single performance obligation related to the fulfillment of customer orders for the purchase of its products, which is primarily related to the Company’s customized lines of products. Net sales reflect the transaction prices for these contracts based on the Company’s agreed selling price, which may then be reduced by trade promotional programs, consumer incentives, and allowances and discounts used to incentivize sales growth. The Company recognizes revenue at the point in time that control of the ordered product is transferred to the customer, which is typically upon shipment to the customer or other customer-designated delivery point. The Company accrues for estimated sales returns by customers based on historical sales return results. The computation of the sales return and discount allowances require that management makes certain estimates and assumptions that effect the timing and amounts of revenue and liabilities recorded.

Deferred Revenue – The Company recognizes a contract liability when a customer payment precedes the completion of performance obligations.

Research and Development Expense – Research and development costs are charged to expense as incurred and include both internal and external product formulation, costs related to adapting new technology to our existing products and concepts and various conceptual and exploratory projects with respect to packaging and marketing. Research and development expense totaled $18,751 for the fiscal year ended December 31, 2020 ($18,734 for the period from Inception through December 31, 2019).

GREENFIELD GROVES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICES (continued)

Advertising – The Company supports its products with advertising to build brand awareness of the Company’s various products in addition to other marketing programs executed by the Company’s marketing team. The Company believes the continual investment in advertising and associated activities which raise customer and overall consumer awareness is critical to the development and sale of its products. Advertising costs of $50,645 were expensed as incurred during the fiscal year ended December 31, 2020 ($2,710 – December 31, 2019).

Stock-Based Compensation – The Company records compensation expense associated with stock options and restricted stock based upon the fair value of stock-based awards as measured at the grant date. The Company determines the award values of stock options using the Black Scholes option pricing model. The expense is recognized by amortizing the fair values on a straight-line basis over the vesting period, adjusted for forfeitures when they occur.

Income Taxes – The Company has adopted ASC Topic 740 – “Income Taxes” ASC Topic 740 which requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of ASC Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Concentrations

Revenues

For the fiscal year ended December 31, 2020, two customers accounted for 98% of total gross revenues.  For the period from February 19, 2019 (Inception) to December 31, 2019, two customers accounted for 99% of total gross revenues.

Cost of Sales

For the fiscal year ended December 31, 2020 one vendor accounted for approximately 39% of cost of sales. A further 53% of costs was related to inventory purchased from an officer of the Company (ref: Note 3 – Asset Purchase Agreement). For the period from February 19, 2019 (Inception) to December 31, 2019 one vendor accounted for approximately 69% of cost of sales.

Recent Accounting Pronouncements - Certain new accounting pronouncements that have been issued are not expected to have a material effect on the Company’s financial statements.

3.	ASSET PURCHASE AGREEMENT

On October 1, 2019 the Company closed an Asset Purchase Agreement with William Joshua White to purchase certain assets for $323,927, the deemed fair value.  The Company issued 20,000,000 shares of restricted common stock in full satisfaction of the purchase price.

The following table presents the allocation of the purchase price to the assets acquired.

Inventory	$150,000
Machines and equipment	173,927
Assets acquired	$323,927

GREENFIELD GROVES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	INVENTORY

Inventory as of December 31, 2020 and December 31, 2019 was comprised of the following:

	2020	2019
Packaging materials	$-	$18,174
Finished goods	-	183,393
	$-	$201,567

5.	PROPERTY & EQUIPMENT

Property and equipment, net, as of December 31, 2020 and December 31, 2019 was as follows:

	2020	2019
Farm equipment	$173,927	$173,927
Less: accumulated depreciation	(43,482)	(8,697)
	$130,445	$165,230

Depreciation expense for the year ended December 31, 2020 was $34,785. Depreciation expense for the period from February 19, 2019 (inception) through December 31, 2019 was $8,697.

6.	INTANGIBLE ASSETS
Intangible assets consist of registration costs relate to patents and trademarks. The Company capitalizes the registration costs, filing fees and legal fees associated with same and, if granted,  the Company will amortize such costs over the useful life, or if rejected, the Company will expense such costs incurred at the time of the rejection.
During the fiscal year ended December 31, 2020, the Company applied for a number of trademarks and incurred registration fees, filing fees and legal fees totalling $15,958. ($0 for the year ended December 31, 2019)
7.	NOTES PAYABLE

As at December 31, 2020 and December 31, 2019, respectively, the Company had promissory notes outstanding in the amount of $249,895 and $59,680 with various third party lenders.

Details of notes payable at December 31, 2020 and December 31, 2019 were as follows:

	2020	2019
Unsecured promissory notes (a), (b), (c), (d), (e)	$32,000	$32,000
SBA PPP Loan (f)	187,895	-
Secured promissory notes (c)	-	28,500
Less: debt discount	-	(820)
Total promissory notes	219,895	59,680
Less: current portion	32,000	27,680
Total long-term notes payable	187,895	$32,000

(a)
On July 7 and July 17, 2019, respectively, the Company entered into two unsecured promissory notes with a third party, each note having a face value of $12,000.  The notes are non-interest bearing and mature three years from the respective dates of issue.

On December 10, 2019 the Company entered into a further promissory note for $3,000. The note is non-interest bearing and matures three years from the date of issue.

GREENFIELD GROVES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	NOTES PAYABLE (continued)

(b)
On November 12, 2019, the Company entered into a secured promissory note with a face value of $28,500, and net proceeds of $25,000, maturing on January 15, 2020. Security for the note included a Corporate Guarantee and Security Agreement over all the Company’s assets and by a separate security interest in certain of the Founder’s assets held in a brokerage firm. Interest on the note is a flat 15% of the net proceeds, increasing to a penalty interest rate of 30% per annum. The note was paid when due.

(c)	On December 10, 2019 the Company entered a promissory note with a third party with a face value of $5,000. The note is non-interest bearing and matures three years from the date of issue.

(d)
On March 3, 2020, the Company entered into a promissory note with a third party with a face value of $20,000.  The note matures six months from the date of issue and has a flat interest rate of $2,000 for the term of the loan, payable upon maturity. The note was repaid in full during the year ended December 31, 2020.

(e)
On May 5, 2020, the Company entered into a promissory note with the US Small Business Administration (SBA) for funding in the amount of $127,495 with an interest rate of 1% per annum under the payroll protection program (PPP).  Principal and interest payments are deferred during the first six (6) months of the term of this Note (the “Deferral Period”). Interest will continue to accrue on the outstanding principal balance during the Deferral Period.  After proceeds of this Note have been expended by Borrower, but not sooner than eight weeks after the date of initial disbursement on this Note, Borrower may submit to Lender a request for forgiveness of the Loan. Borrower must submit all documentation required by Lender to verify number of full-time equivalent employees and pay rates, as well as the payments on eligible mortgage, lease, and utility obligations, certifying that the documents are true and that Borrower used the forgiveness amount to keep employees and make eligible mortgage interest, rent, and utility payments.

Lender will notify Borrower within 60 days whether all or part of the requested forgiveness of the Loan has been approved.  If the entire principal balance of this Note and accrued interest is not forgiven before the end of the Deferral Period, then the principal balance together with and all accrued and unpaid interest outstanding on the Amortization Commencement Date shall be paid in eighteen (18) monthly payments, commencing in the month immediately following the amortization commencement date. The Company intends to apply for foregiveness of the loan in the year ended December 31, 2021. No payments towards the principal balance have been made on this Note.

On August 11, 2020, the Company entered into a loan agreement with the SBA in the amount of $60,400 and bearing interest at a rate of 3.75% per annum for a term of 30 years. Payments of $295 per month commence 12 months from the date of the note. The Company is required to grant to SBA, the secured party, a continuing security interest in and to any and all “Collateral” to secure payment and performance of all debts, liabilities and obligations of Borrower to SBA hereunder without limitation, including but not limited to all interest, other fees and expenses (all hereinafter called “Obligations”). The Collateral includes the following property that Borrower now owns or shall acquire or create immediately upon the acquisition or creation thereof: all tangible and intangible personal property, including, but not limited to: (a) inventory, (b) equipment, (c) instruments, including promissory notes (d) chattel paper, including tangible chattel paper and electronic chattel paper, (e) documents, (f) letter of credit rights, (g) accounts, including health-care insurance receivables and credit card receivables, (h) deposit accounts, (i) commercial tort claims, (j) general intangibles, including payment intangibles and software and (k) as-extracted collateral as such terms may from time to time be defined in the Uniform Commercial Code. The security interest Borrower grants includes all accessions, attachments, accessories, parts, supplies and replacements for the Collateral, all products, proceeds and collections thereof and all records and data relating thereto.

GREENFIELD GROVES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	STOCKHOLDERS EQUITY

Preferred Stock

The Company is authorized to issue 50,000,000 shares of $0.00001 par value preferred stock in one or more designated series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. The Company’s board of directors is authorized, without stockholders’ approval, within any limitations prescribed by law and the Company’s Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock.

Series A Preferred Stock

In fiscal 2019, the Company designated 5,000,000 shares of its Preferred Stock as Series A Preferred Stock (the “Series A Preferred”), par value $0.00001.

Set forth below is a summary of the Series A Certificate of Designation.

Voting

The shares of Series A Preferred Stock outstanding together shall (i) be entitled to a number of votes equal to 51% of the total number of votes entitled to be cast by holders of Common Stock and Preferred Stock voting together, (ii) be entitled to vote on all matters on which the holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as the holders of Common Stock, (iii) vote together with the Common Stock as a single class, and (iv) be entitled to receive the same prior notice of any stockholders’ meeting as provided to the holders of Common Stock in accordance with the bylaws of the Corporation.

Dividends

The holders of shares of Series A Preferred shall be entitled to receive/accrue dividends at the rate per annum of $0.0025 per share. The Company has accrued dividends payable of $23,288 for benefit of its Founder, Lindsay Giguiere, for the period from inception through December 31, 2020.

Right to convert

Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into fully paid and non-assessable shares of Common Stock at the rate of ten (10) shares of Common Stock for one (1) share of Series A Preferred Stock.

On February 19, 2019, inception, the Company issued 5,000,000 shares of Series A Preferred at par value to Ms. Lindsay Giguiere, the founder and sole officer and director as of such date. Based on the startup nature of the Company, such shares were assigned par value. As of December 31, 2020, and December 31, 2019, the Company had 5,000,000 shares of Series A Preferred stock issued and outstanding.

Common Stock

The Company is authorized to issue up to 450,000,000 shares of common stock (par value $0.00001).

On February 19, 2019, inception, the Company issued 50,000,000 shares of common stock at par value to Ms. Lindsay Giguiere, the founder and an officer and director.

On October 1, 2019 the Company issued 20,000,000 shares of common stock under an Asset Purchase Agreement. (see Note 3 – Asset Purchase Agreement).  Concurrently Mr. Joshua White was appointed an officer of the Company.

On December 31, 2020, the Company undertook a private placement of a total of 427,000 shares of Common Stock to 11 investors at $0.50 per share to raise a total of $213,500.

GREENFIELD GROVES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	STOCKHOLDERS EQUITY (continued)

As of December 31, 2020, and December 31, 2019, the Company had 70,427,000 and 70,000,000 shares of common stock issued and outstanding, respectively.

Equity Incentive Plan

On February 19, 2019, the Company adopted the 2019 Equity Incentive Plan (the “Incentive Plan”) with a term of 10 years. A total of 50,000,000 shares of Common Stock shall be available for the grant of Awards under the Plan. During the terms of the Awards, the Company shall at all times reserve and keep available a sufficient number of shares of Common Stock required to satisfy such Awards. The Incentive Plan is administered by the Board unless a separate delegation to an administrator is made by the Board. Options granted under the Incentive Plan carry a maximum term of 10 years, except to a grantee who is also a 10% beneficial owner at the time of grant, in which case the maximum term is 5 years. In addition, exercise prices of options granted must be within a certain percentage of the closing price on date of grant depending on the level of beneficial ownership of Common Stock of the Company by the grantee.  All vesting conditions are set by the Board or a designated administrator.

9.	STOCK-BASED COMPENSATION

The Company’s stock-based compensation programs are long-term retention awards that are intended to attract, retain, and provide incentives for employees, consultants, officers and directors, and to align stockholder and employee interest. We utilize grants of stock options to achieve those goals. At December 31, 2020 and December 31, 2019 there were 43,400,000 shares available to be issued under the plan.

Summary of Stock Options

On February 19, 2019, inception, under the terms of the 2019 Equity Incentive Plan, the Board granted a stock option to purchase an aggregate of 1,000,000 shares of common stock at an exercise price of par value ($0.00001) to the Company’s founder, Lindsay Giguiere.  The option vests ratably over thirty-six (36) months and has a term of 10 years.

On October 1, 2019, under the 2019 Equity Incentive Plan, the Board granted additional stock options to purchase an aggregate of 5,600,000 shares of common stock at an exercise price of par value ($0.00001) to certain of the Company’s consultants. The options vest ratably over thirty-six (36) months and have a term of 10 years.

On October 1, 2020, under the 2019 Equity Incentive Plan, the Board granted additional stock options to purchase an aggregate of 650,000 shares of common stock at an exercise price of $0.50 to certain of the Company’s consultants. The options vest ratably over thirty-six (36) months and have a term of 10 years.

The Company estimated the grant date fair value of the granted stock options based on fair market value as of each grant date as opposed to the Black Scholes model because the options were granted to the Company’s founder and initial team of consultants, officers and directors at or near inception, and therefore have been treated as founders’ shares. The weighted average fair value of options granted was $0.0134.

GREENFIELD GROVES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.	STOCK-BASED COMPENSATION (continued)

Summary of Stock Options (continued)

The following table summarizes our stock option activity for the year ended December 31, 2020:

	Number of	Weighted Average	Weighted Average Remaining	Aggregate Intrinsic
	Options	Exercise Price	Contractual Life	Value

Outstanding at inception	-	$-
Granted	6,600,000	0.00001			$106,830
Exercised	-	-
Outstanding at December 31, 2019	6,600,000	$0.00001	9.67		$106,830
Options exercisable, at December 31, 2019	744,444	$0.00001	9.67		$12,050
Options expected to vest at December 31, 2019	5,855,556	$0.00001	9.67		$94,780
Granted	650,000	$0.5		$
Exercised	-	-
Outstanding at December 31, 2020	7,250,000	$0.045	8.76	$
Options exercisable, at December 31, 2020	2,998,630	$0.009	8.65	$
Options expected to vest at December 31, 2020	4,251,370	$0.07	8.84	$

During years ended December 31, 2020 and 2019, the Company recorded $62,606 and $7,568, respectively, in stock-based compensation in connection with the vesting of options granted.

As of December 31, 2020, total unrecognized compensation cost related to non-vested stock-based compensation arrangements was $409,075 (December 31, 2019 - $83,152), which amount is expected to be recognized over a weighted-average period of 26 months. The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between the last recorded sale of common stock and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2020. The amount of aggregate intrinsic value will change based on the value of the Company’s common stock.

10.	RELATED PARTY TRANSACTIONS

Management compensation and benefits

The Company has entered into employment agreements with its executive officers. The initial term of each employment agreement is for a period of three years, to be extended automatically for successive one-year periods unless terminated earlier by either party upon written notice at least 60 days prior to the end of the initial term or applicable one-year extension period. Lindsay Giguiere, our President and founder is entitled to an annual base salary of $350,000 and William Joshua White, our Vice President, is entitled to an annual base salary of $300,000.  Further, the executive officers’ salaries will be accrued but not paid until the Board reasonably determines that the Company is in a financial position to pay such salaries without jeopardizing the Company’s ability to continue as a going concern. Each executive is also eligible to receive an annual bonus, in the Board’s discretion.   The employment agreements may be terminated at any time and for any reason by the Company or the executive officer.

GREENFIELD GROVES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	RELATED PARTY TRANSACTIONS (continued)

The employment agreements may be terminated at any time and for any reason by the Company or the executive officer. If the Company terminates the executive officer’s employment for cause, as defined in the agreement, or the executive officer terminates the agreement without good reason, as defined in the agreement, or the executive officer’s employment is terminated due to death or disability, as defined in the agreement, then the executive officer (or the executive officer’s estate and/or beneficiaries, as applicable) will be entitled to any accrued but unpaid base salary and accrued but unused paid time off, reimbursement for unreimbursed expenses properly incurred during the term of employment, and such employee benefits to which the executive officer may be entitled under the Company’s employee benefit plans as of the date of termination. If the executive officer’s employment is terminated by the Company without cause or by the executive officer for good reason (as such terms are defined in the agreement) after the date on which the Board reasonably determines that the Company is in a financial position to pay the executive officers’ salaries, then the executive officer will be entitled to receive, in addition to the accrued amounts described in the foregoing sentence, and subject to certain conditions (including the execution and delivery of a release of claims in favor of the Company and its affiliates, and compliance with certain restrictive covenants), severance compensation from the Company equal to 50% of the executive officer’s then current base salary for one year following termination, and reimbursement for monthly COBRA premiums paid by the executive officer until the earliest of (i) 12 months following the executive officer’s termination date, (ii) the date on which the executive officer is no longer eligible to receive COBRA continuation coverage, and (iii) the date on which the executive officer becomes eligible to receive substantially similar coverage from another employer or other source.

Accrued payroll expenses with respect to our officers and directors as of December 31, 2020 and December 31, 2019 was as follows:

	2020	2019
Accrued payroll expenses	$650,000	$366,667
Accrued payroll taxes and other benefits	28,638	19,508
Total payroll expenses under salaries	$678,638	$386,175

For the year ended December 31, 2020 and from inception to December 31, 2019, the Company accrued expenses for services provided by our President and founder of $350,000 and $ $291,667, respectively.   As at December 31, 2020, the total amount owed to our President and founder was $641,667 (December 31, 2019 - $291,667).

For the year ended December 31, 2020 and from inception to December 31, 2019, the Company accrued expenses for services provided by our Vice President of $300,000 and $75,000, respectively. As at December 31, 2020, the amount owed to our Vice President was $375,000 (December 31, 2019 - $75,000).

Further to the Company’s employment of our Founder and CEO, Ms. Lindsay Giguiere the Company has also agreed to reimburse Ms. Giguiere for certain expenses including health insurance and automobile expenses.  During the fiscal year ended December 31, 2020, the Company paid automobile expenses of $9,126 and the Company accrued health insurance in the amount of $14,007 ( $41,759 for the period from Inception to December 31, 2019). There is no similar arrangement for our Vice President Mr. White.

(2)	Advances and notes payable

The Company entered into a promissory note in the accumulated amount of $285,728 with its Founder on December 31, 2019. The promissory note is unsecured, non-interest bearing and has a term of 3 years. On September 16, 2020 and December 20, 2020, respectively, the Company and its founder and CEO, Ms. Lindsay Giguiere entered further promissory notes in the principal amounts of $100,000 and $10,000 which funds will be used for ongoing operations.  The notes mature three years from issue date, are unsecured and non-interest bearing.

During the year ended December 31, 2020, the Company received additional advances and repaid certain amounts against the balance owing leaving a balance of $195,673 owing to the Founder as at December 31, 2020, which is reflected on the balance sheet as Notes payable – related party.

GREENFIELD GROVES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	RELATED PARTY TRANSACTIONS (continued)

(2)	Advances and notes payable (continued)

On June 18, 2020, the Company entered into an interest free three year promissory note for a face value of $27,500 with our Vice President.  As at December 31, 2020, the balance owing under the note was $27,500 and is reflected on the balance sheet as Notes payable – related party.

On January 29, 2020, the Company made and delivered a promissory note in the principal amount of $30,000 in favor of LJ Direction LLC, a company owned by CEO Lindsay Giguiere’s father. The promissory note is unsecured, bears interest at the rate of 5% per annum, and matures 3 years following the date of its delivery. The Company may repay the outstanding balance under the promissory note at any time without penalty. In the event of default, the entire unpaid balance of the note will become immediately due and payable and will accrue interest at the rate of 10% per annum until paid in full.

(3)	Asset Purchase Agreement

On October 1, 2019, the Company entered into an Asset Purchase Agreement with William Joshua White pursuant to which the Company purchased certain agribusiness equipment valued at approximately $173,000, and 50,000 pounds of hemp raw material valued at approximately $150,000 (for a total value of approximately $323,000 for the purchased assets), in exchange for the issuance of 20,000,000 shares of Common Stock.  Concurrently the Company entered into an employment agreement with Mr. White to serve as our Vice President and agribusiness operations manager.

(4)	Reimbursed office space

The Company has agreed to reimburse its Founder, Lindsay Giguiere, for office space at a rate of $1,305 per month with respect to facilities located in Newport Beach, CA. During the fiscal year ended December 31, 2020 a total of $15,660 was allocated as office rent under the terms of this agreement, with an amount of $13,050 expensed and $2,610 reflected as accrued expenses (Period from Inception to December 31, 2019  - $15,560).

11.	COMMITMENTS AND CONTINGENCIES

Indemnification

We have entered into indemnification agreements with each of our directors and executive officers. In general, these indemnification agreements require the Company to indemnify a director to the fullest extent permitted by law against liabilities that may arise by reason of his or her service for the Company.

Litigation

The Company is subject to certain outside claims and litigation arising in the ordinary course of business. In the opinion of the Company’s management, the outcome of such matters will not have a material effect on the accompanying financial statements.

In September 2019, a private label customer provided the Company with a purchase order totaling approximately $250,000 with respect to various consumer products and provided the Company an initial deposit of approximately $125,000.  Subsequently this customer canceled certain components of the purchase order. As at December 31, 2019 $101,670 was included on the balance sheets as deferred income.  In August 2020, the Company and the customer entered into a settlement agreement with respect to the original purchase order and delivered goods, and the customer paid the Company an additional amount of approximately $30,000 for goods received in full and final satisfaction of the order.  The balance of the purchase order was canceled.

On June 18, 2020, one of the Company’s contract manufacturers advised the Company they believed they were owed a balance of $15,000 in respect of certain undelivered products for a private label customer which remained in their warehouse.  The Company disagreed with the manufacturer and responded with its accounting records indicating a balance owed to the Company of approximately $24,000. Further, to legal correspondence from the Company to the manufacturer, the Company received information that one of the owners of the manufacturer had passed away.   On further investigation, the Company discovered that the manufacturer was deemed inactive and dissolved in its jurisdiction of incorporation.   The Company has not recorded any balance due from or to this entity as of December 31, 2020.

GREENFIELD GROVES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	INCOME TAXES

The income tax expense (benefit) consisted of the following for the years ended December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Total current	$-	$-
Total deferred	-	-
	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The following is a reconciliation of the expected statutory federal income tax and state income tax provisions to the actual income tax benefit for the period from Inception to December 31, 2019:

	December 31, 2020	December 31, 2019
Expected benefit at federal statutory rate	$340,000	$168,000
Non-deductible expenses	(13,200)	(1,600)
Change in valuation allowance	(326,800)	(166,400)
	$-	$-

Significant components of the Company’s deferred tax assets and liabilities were as follows:

	December 31, 2020	February 19, 2019 (Inception) to December 31, 2019
Deferred tax assets:
Net operating loss carryforwards	$493,200	166,400
Less valuation allowance	(493,200)	(166,400)
Net deferred tax assets (liabilities)	$-	$-

During the years ended December 31, 2020 and 2019 the Company recognized no amounts related to tax interest or penalties related to uncertain tax positions. The Company is subject to taxation in the United States and various state jurisdictions. The Company currently has no year under examination by any jurisdiction.

As of December 31, 2020 the Company estimates it has approximately $508,000 in US Federal net operating loss carryforwards which may be carried forward indefinately, with application limited to eighty percent (80%) of taxable income.

GREENFIELD GROVES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.	OTHER EVENTS

The Company entered into an Asset Purchase Agreement with Healthcare Technologies LLC (“HT”) on September 2, 2020 to acquire a telehealth/patient communications and customer relationship management software platform, which the Company will use to build and launch its own proprietary, cloud-based telehealth/telemedicine services business. Pursuant to the Asset Purchase Agreement, as consideration for the purchased software assets, the Company will pay $500,000 and issue 500,000 shares of Common Stock to HT and/or its assignee at the closing, which is expected to occur following once the Company has raised at least $1,000,000 in gross proceeds under its Regulation A Offering currently being undertaken. At the closing, the Company will enter into a separate licensing agreement with HT’s affiliates, BodyPro Chiropractic and Wellness and Dr. Tony Ganem, pursuant to which HT’s affiliates will license back the software for the limited purpose of the continuation of their existing medical practice. Following the closing, if the Company licenses the software to any third-party licensee mutually agreed upon by the parties, the Company will pay to HT a royalty fee equal to 50% of any licensing fees received by the Company from such licensee. The Company will also pay HT an amount equal to 50% of the net profit of any affiliate sales in which the purchased assets are used to generate the sale. The asset acquisition has not yet closed as of December 31, 2020.

14.	SUBSEQUENT EVENTS

On January 13, 2021, the SEC filed a notice of qualification for the Company’s offering on Form 1-A whereby the Company will offer up to 50,000,000 shares of common stock and raise up to $50,000,000 at $1.00 per share, and the Company commenced raising funds under the offering.   As of the date of this report, the Company has sold a total of 97,000 shares of Common Stock in the Regulation A Offering, for gross proceeds of $97,000.

The Company has evaluated subsequent events from the balance sheet date through the date that the financial statements were issued and determined that there are no additional subsequent events to disclose.

Item 8. Exhibits

Exhibit No.	Description

EX1A-2.1#	Amended and Restated Articles of Incorporation of Greenfield Groves Inc.

EX1A-2.2#	Second Amended and Restated Bylaws of Greenfield Groves Inc.

EX1A-3.1#	Amended and Restated Certificate of Designation of Series A Preferred Stock of Greenfield Groves Inc.

EX1A-4.1*	Form of Subscription Agreement

EX1A-6.1#	Form of Indemnification Agreement for officers and directors

EX1A-6.2#	Greenfield Groves Inc. 2019 Equity Incentive Plan

EX1A-6.3#	Amendment to 2019 Equity Incentive Plan

EX1A-6.4#	Employment Agreement dated February 19, 2019 between Greenfield Groves Inc. and Lindsay Giguiere

EX1A-6.5#	Employment Agreement dated October 1, 2019 between Greenfield Groves Inc. and William Joshua White

EX1A-6.6#	Asset Purchase Agreement dated October 1, 2019 between Greenfield Groves Inc. and William Joshua White

EX1A-6.7#	Strategic Relationship Agreement dated June 22, 2020 between Greenfield Groves Inc. and Eagle Hemp, LLC

EX1A-6.8#	Asset Purchase Agreement dated September 2, 2020 between Greenfield Groves Inc. and Healthcare Technologies LLC

EX1A-6.9#	Broker-Dealer Agreement dated September 9, 2020 between Greenfield Groves Inc. and Dalmore Group, LLC

EX1A-6.10#	Promissory Note dated December 31, 2019 in the principal amount of $285,728, made by the Company in favor of Lindsay Giguiere.

EX1A-6.11#	Promissory Note dated January 29, 2020 in the principal amount of $30,000, made by the Company in favor of LJ Direction LLC.

EX1A-6.12#	Promissory Note dated June 18, 2020 in the principal amount of $27,500, made by the Company in favor of William Joshua White.

EX1A-6.13#	Promissory Note dated May 5, 2020 in the principal amount of $127,495, made by the Company in favor of Bank of the West.

EX1A-6.14#	Loan Authorization and Agreement, Note and Security Agreement dated August 11, 2020 between the Company and the U.S. Small Business Administration.

EX1A-6.15#	Promissory Note dated September 16, 2020 in the principal amount of $100,000, made by the Company in favor of Lindsay Giguiere.

EX1A-6.16*	Form of Subscription Agreement for December 2020 private offering.

EX1A-6.17†	Promissory Note dated December 20, 2020 in the principal amount of $10,000, made by the Company in favor of Lindsay Giguiere.

EX1A-9.1+	Letter from Hall & Company Certified Public Accountants and Consultants, Inc. dated April 12, 2021.

EX1A-10.1#	Power of Attorney

EX1A-11.1†	Consents of Independent Auditors

†	Filed herewith.

#
Previously filed as an exhibit to the Greenfield Groves Inc. Regulation A Offering Circular on Form 1-A (Commission File No. 024-11369), as filed with the SEC on November 23, 2020, and incorporated herein by reference.

*
Previously filed as an exhibit to the Greenfield Groves Inc. Regulation A Offering Circular on Form 1-A/A (Commission File No. 024-11369), as filed with the SEC on December 31, 2020, and incorporated herein by reference.

+	Previously filed as an exhibit to the Greenfield Groves Inc. Current Report on Form 1-U (Commission File No. 24R-00389), as filed with the SEC on April 14, 2021, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, on April 30, 2021.

Greenfield Groves Inc.

By:	/s/ Lindsay Giguiere
Name: Lindsay Giguiere
Title: Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By: /s/ Lindsay Giguiere	Date: April 30, 2021
Name: Lindsay Giguiere Title: Chief Executive Officer, President, Secretary, Treasurer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
By: /s/ Jessica Craver	Date: April 30, 2021
Name: Jessica Craver Title: Director